EXHIBIT 10aaa

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THE DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

MULTICURRENCY REVOLVING CREDIT AGREEMENT

DATED as of November 13, 2006

among

Rogers Corporation,
Rogers Technologies (Barbados) SRL,
Rogers (China) Investment Co., Ltd.,
Rogers N.V.,
Rogers Technologies (Suzhou) Co. Ltd.,

and

Citizens Bank of Connecticut

Table of Contents

1	DEFINITIONS AND RULES OF INTERPRETATION	1
1.1.	Definitions	1
1.2	Rules of Interpretation	17
2	THE REVOLVING CREDIT FACILITIES	18
2.1.	Revolving Credit Facilities	18
2.1.1.	Revolving Credit Facility A	18
2.1.2	Revolving Credit Facility B	19
2.2.	Unused Line Fee	19
2.3.	Reduction of Commitments	19
2.4.	The Revolving Credit Notes	19
2.5.	Interest Provisions	20
2.6.	Borrowing Procedures	20
2.6.1	LIBOR Loan Requests	20
2.6.2	Prime Rate Loan Requests	20
2.6.3	Continuation and Conversion Elections	20
2.7	Repayments, Prepayments and Interest	21
2.7.1	Continuations and Coversions	21
2.7.2	Voluntary Prepayment of LIBOR Rate Loans	21
2.8.	[Intentionally Omitted]	22
2.9.	Optional Currencies	22
2.9.1.	General	22
2.9.2.	Exchange Rate	23
2.9.3.	Multiple Denominations	23
2.9.4.	Funding	23
3	REPAYMENT OF THE REVOLVING CREDIT LOANS	23
3.1.	Maturity	23
3.2.	Mandatory Repayments of the Loans	23
3.3.	Optional Repayments of the Loans	24
4	LETTERS OF CREDIT	24
4.1.	Letter of Credit Commitments	24
4.1.1.	Commitment to Issue Letters of Credit	24
4.1.2.	Letter of Credit Applications	24
4.1.3.	Terms of Letters of Credit	24
4.2.	Reimbursement Obligation of the Borrowers	25
4.3.	Letter of Credit Payments	25
4.4.	Obligations Absolute	25
4.5.	Reliance by Issuer	26
4.6.	Letter of Credit Fee	26
5	CERTAIN GENERAL PROVISIONS	26
5.1.	Indemnities	26
5.2.	Taxes	27
5.3.	Funds for Payments	27
5.3.1.	Payments to Bank	27
5.3.2.	No Offset, etc	27
5.3.3.	Currency Matters	28
5.4.	Computations	28
5.5.	Substitute Rate	29
5.6.	LIBOR Rate Lending Unlawful	29
5.7.	Increased Costs	29
5.8.	Increased Capital Costs	30
5.9.	Certificate	30
5.10.	Indemnity	30
5.11.	Interest After Default	31
5.12.	Indemnifiable Events	31

6	REPRESENTATIONS AND WARRANTIES OF THE BORROWERS	31
6.1.	Corporate Authority	31
6.1.1.	Incorporation; Good Standing	31
6.1.2.	Authorization	32
6.1.3.	Enforceability	32
6.2.	Governmental Approvals	32
6.3.	Title to Properties; Leases	32
6.4.	Financial Statements and Projections	32
6.4.1.	Fiscal Year	32
6.4.2.	Financial Statements	33
6.4.3.	Projections	33
6.5.	No Material Changes, Solvency etc	33
6.6.	Franchises, Patents, Copyrights, etc	33
6.7.	Litigation	33
6.8.	No Materially Adverse Contracts, etc	34
6.9.	Compliance with Other Instruments, Laws, etc	34
6.10.	Tax Status	34
6.11.	No Event of Default	34
6.12.	Holding Company and Investment Company Acts	34
6.13.	Absence of Financing Statements, etc	34
6.14.	Certain Transactions	35
6.15.	Employee Benefit Plans	35
6.15.1.	In General	35
6.15.2.	Terminability of Welfare Plans	35
6.15.3.	Guaranteed Pension Plans	35
6.15.4.	Multiemployer Plans	36
6.16.	Use of Proceeds	36
6.16.1.	General	36
6.16.2.	Regulations U and X	36
6.16.3.	Ineligible Securities	36
6.17.	Environmental Compliance	36
6.18.	Subsidiaries, etc	37
6.19.	Disclosure	38
7	AFFIRMATIVE COVENANTS OF THE BORROWERS	38
7.1.	Punctual Payment	38
7.2.	Maintenance of Office	38
7.3.	Records and Accounts	38
7.4.	Financial Statements, Certificates and Information	39
7.5.	Notices	39
7.5.1.	Defaults	40
7.5.2.	Environmental Events	40
7.5.3.	Notice of Litigation and Judgments	40
7.5.4.	Notice of Understanding	40
7.6.	Corporate Existence; Maintenance of Properties	40
7.7.	Insurance	40
7.8.	Taxes	41
7.9.	Inspection of Properties and Books, etc	41
7.9.1.	General	41
7.9.2.	Communications with Accountants	41
7.10.	Compliance with Laws, Contracts, Licenses, and Permits	41
7.11.	Compliance with Environmental Laws	41
7.12.	Employee Benefit Plans	42
7.13.	Use of Proceeds	42
7.14.	Additional Subsidiaries	42
7.15.	Further Assurances	42

8	CERTAIN NEGATIVE COVENANTS OF THE BORROWERS	42
8.1.	Restrictions on Indebtedness	42
8.2.	Restrictions on Liens	43
8.3.	Restrictions on Investments	45
8.4.	Distributions	47
8.5.	Merger, Consolidation and Disposition of Assets	47
8.5.1.	Mergers and Acquisitions	47
8.5.2.	Disposition of Assets	47
8.6.	Sale and Leaseback	48
8.7.	Employee Benefit Plans	48
8.8.	Business Activities	49
8.9.	Fiscal Year	49
8.10.	Transactions with Affiliates	49
8.11.	Activities of World Properties	49
8.12.	Modification of Charter Documents	50
8.13.	Upstream Limitations	50
8.14.	Inconsistent Agreements	50
9	FINANCIAL COVENANTS OF THE BORROWER	50
9.1.	Leverage Ratio	50
9.2.	Interest Coverage Ratio	50
9.3.	Capital Expenditures	50
10	CLOSING CONDITIONS	50
10.1.	Loan Documents	51
10.2.	Certified Copies of Charter Documents	51
10.3.	Corporate Action	51
10.4.	Incumbency Certificate	51
10.5.	Opinion of Counsel	51
10.6.	UCC Search Results, etc	51
10.7.	Payment of Fees and Expenses	51
10.8.	Termination of Existing Bank of America Agreement	51
10.9.	Payoff Letter	51
10.10.	Initial Loan Request	51
11	CONDITIONS TO ALL BORROWINGS	52
11.1.	Representations True; No Event of Default	52
11.2.	No Legal Impediment	52
11.3.	Governmental Regulation	52
11.4.	Proceedings and Documents	52

12	EVENTS OF DEFAULT; ACCELERATION; ETC	52
12.1.	Events of Default and Acceleration	52
12.2.	Termination of Commitments	55
12.3.	Remedies	55
13	SETOFF	55
14	JOINT AND SEVERAL LIABILITY	55
15	EXPENSES AND INDEMNIFICATION	55
15.1.	Expenses	56
15.2.	Indemnification	56
15.3.	Survival	56
16	TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION	56
16.1.	Confidentiality	57
16.2.	Prior Notification	57
16.3.	Other	57
17	SURVIVAL OF COVENANTS, ETC	57
18	PARTICIPATION	57
18.1.	Participations	58
18.2.	Disclosure	58
18.3.	Assignment by Borrower	58
19	NOTICES, ETC	58
20	GOVERNING LAW	58
21	HEADINGS	59
22	COUNTERPARTS	59
23	ENTIRE AGREEMENT, ETC	59
24	WAIVER OF JURY TRIAL	59
25	CONSENTS, AMENDMENTS, WAIVERS, ETC	59
26	SEVERABILITY	60
27	REPRESENTATIONS AND WARRANTIES OF THE BANK	60

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THE DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

MULTICURRENCY REVOLVING CREDIT AGREEMENT

            This MULTICURRENCY REVOLVING CREDIT AGREEMENT is made as of November 13, 2006, by and between Rogers Corporation, a Massachusetts corporation having its principal place of business at One Technology Drive, Rogers, Connecticut 06263 ("Rogers US"), Rogers Technologies (Barbados) SRL, a corporation organized and existing under the laws of Barbados having its principal place of business at Fidelity House, Wildey Business Park, St. Michael, Barbados ("Rogers Barbados"), Rogers (China) Investment Co., Ltd., a corporation organized and existing under the laws of the People's Republic of China having its principal place of business at 338 Shenshu Road, Suzhou Industrial Park, Suzhou, People's Republic of China 215122 ("Rogers China"), Rogers N.V., a corporation organized and existing under the laws of Belgium having its principal office at Afrikalaan 188, B-9000, Gent, Belgium ("Rogers Belgium"), Rogers Technologies (Suzhou) Co. Ltd., a corporation organized and existing under the laws of the People's Republic of China having its principal place of business at 399 Suhong Zhong Road, Suzhou Industrial Park, Suzhou, People's Republic of China 215122 ("Rogers Suzhou"; Rogers US, Rogers Barbados, Rogers China, Rogers Belgium, and Rogers Suzhou are hereinafter referred to individually as a "Borrower" and collectively as the "Borrowers"), and Citizens Bank of Connecticut (the "Bank"), a Connecticut stock savings bank with offices at 90 State House Square, 10th Floor, Hartford, Connecticut 06103.

     1. DEFINITIONS AND RULES OF INTERPRETATION.

    1.1.      Definitions.  The following terms shall have the meaning set forth in this §1 or elsewhere in the provision of this Credit Agreement referred to below:

            Adjustment Date.  The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrowers pursuant to §7.4(c) hereof.

            Affiliate.  Any Person that would be considered to be an affiliate of any Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if such Borrower were issuing securities.

            Applicable Margin.  For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin shall be the applicable margin set forth below with respect to the Leverage Ratio, as determined for the period ending on the fiscal quarter ended immediately preceding the applicable Rate Adjustment Period.

LEVEL	LEVERAGE RATIO	PRIME RATE LOANS	LIBOR RATE LOANS	UNUSED LINE FEE RATE

IV	Greater than 1.50:1.00	[*]%	[*]%	[*]%
III	Less than or equal to 1.50:1.00 but greater than 1.25:1.00	[*]%	[*]%	[*]%

II	Less than or equal to 1.25:1.00 but greater than 0.75:1.00	[*]%	[*]%	[*]%

I	Less than or equal to 0.75:1.00	[*]%	[*]%	[*]%

    Notwithstanding the foregoing, (a) for Loans outstanding, the Letter of Credit Fees and the commitment fees payable during the period commencing on the Closing Date through the date immediately preceding the first Adjustment Date to occur after the Closing Date, the Applicable Margin shall be Level I set forth above, and (b) if the Borrowers fail to deliver any Compliance Certificate pursuant to §7.4(c) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

    Balance Sheet Date. January 1, 2006.

    Bank of America. Bank of America, N.A.

    Bank's Head Office. 90 State House Square, Hartford, Connecticut 06103.

    Bank's Special Counsel. Tyler Cooper & Alcorn, LLP or such other counsel as may be approved by the Bank.

    Borrowers. As defined in the preamble hereto.

    Business Day. (a) Any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Hartford, Connecticut; (b) when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

[*] CONFIDENTIAL TREATMENT REQUESTED

    Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

    Capital Expenditures. For any period, the aggregate amount paid or the amount of Indebtedness incurred (including in respect of obligations under any Capitalized Leases) by Rogers US or any of its Subsidiaries (i) for Capital Assets during such period, determined in accordance with generally accepted accounting principles, as indicated on the financial statements of Rogers US and its Subsidiaries prepared in accordance with such principles, and (ii) in connection with the lease of any assets by Rogers US or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

    Capitalized Leases. Leases under which Rogers US or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

CERCLA. See §6.17(a).

Closing Date. The first date on which the conditions set forth in §§10 and 11 have been satisfied.

Code. The Internal Revenue Code of 1986.

Commitment. The amount of the Bank's commitment to make Loans to the Borrowers under Revolving Credit Facility A and Revolving Credit Facility B, and to issue, extend and renew Letters of Credit for the account of, the Borrowers under Revolving Credit Facility A, in each case, as the same may be reduced from time to time; or if a Commitment is terminated pursuant to the provisions hereof, zero.

Compliance Certificate. See §7.4(c).

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of Rogers US and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

Consolidated Foreign Tangible Assets. Consolidated Foreign Total Assets less the sum of:

(a) the total book value of all assets of Rogers US's Foreign Subsidiaries properly classified as intangible assets under generally accepted accounting principles, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

(b) all amounts representing any write-up in the book value of any assets of Rogers US's Foreign Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date, excluding (i) adjustments for making short-term investments to market and (ii) transaction adjustments made in accordance with Financial Accounting Standards Board Statement no. 133; provided that the underlying contract or arrangement is intended solely for hedging (and not speculative) purposes; plus

(c) to the extent otherwise included in the computation of Consolidated Foreign Total Assets, any subscriptions receivable.

(c) to the extent otherwise included in the computation of Consolidated Foreign Total Assets, any subscriptions receivable.

Consolidated Foreign Total Assets. The sum of (i) all assets ("consolidated balance sheet assets") of Rogers US's Foreign Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, plus (ii) without duplication, all assets leased by Rogers US's Foreign Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been consolidated balance sheet assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease, plus (iii) without duplication, all sold receivables referred to in clause (vii) of the definition of the term "Indebtedness" to the extent that such receivables would have been consolidated balance sheet assets had they not been sold.

    Consolidated Net Income (or Deficit). For any period, the consolidated net income (or deficit) of Rogers US and its Subsidiaries for such period (taken as a cumulative whole), after deducting all operating expenses, provision for all taxes and reserves (including reserves for deferred income taxes established in connection with accelerated depreciation or amortization claimed for income tax purposes) and all other proper deductions, all determined in accordance with generally accepted accounting principles and on a consolidated basis, after eliminating all inter-company items and portions of income (or deficit) properly attributable to minority interests, if any, in the stock of Subsidiaries; provided that there shall also be excluded (in each case without duplication):

(i)
the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or with Rogers US or a Subsidiary, except as otherwise provided in the definition of Pro Forma Basis;

(ii)
any aggregate net gain (or net loss) arising from sales of capital assets or from the acquisition or retirement or sale of securities during such period, if such gain or loss is treated as an extraordinary item under generally accepted accounting principles;

(iii)	any net gain arising from the collection of the proceeds of any life insurance policy if such gain is treated as an extraordinary item under generally accepted accounting principles; and

(iv)	the undistributed net income of any Foreign Subsidiary to the extent Rogers US is prohibited from repatriating such income.

Consolidated Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities, less, to the extent otherwise includable in the computations of Consolidated Net Worth, any subscriptions receivable.

Consolidated Tangible Assets. Consolidated Total Assets less the sum of:

(a) the total book value of all assets of Rogers US and its Subsidiaries properly classified as intangible assets under generally accepted accounting principles, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

(b) all amounts representing any write-up in the book value of any assets of Rogers US and its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date, excluding (i) adjustments for marking short-term investments to market and (ii) transaction adjustments made in accordance with Financial Accounting Standards Board Statement no. 133; provided that the underlying contract or arrangement is intended solely for hedging (and not speculative) purposes; plus

(c) to the extent otherwise included in the computation of Consolidated Total Assets, any subscriptions receivable.

Consolidated Total Assets. The sum of (i) all assets ("consolidated balance sheet assets") of Rogers US and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, plus (ii) without duplication, all assets leased by Rogers US or any Subsidiary as lessee under any Synthetic Lease to the extent that such assets would have been consolidated balance sheet assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease, plus (iii) without duplication, all sold receivables referred to in clause (vii) of the definition of the term "Indebtedness" to the extent that such receivables would have been consolidated balance sheet assets had they not been sold.

Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by Rogers US and its Subsidiaries during such period on all Indebtedness of Rogers US and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease, or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money, other than fees and expenses incurred under §§5.7 or 5.8.

Consolidated Total Liabilities. All liabilities of Rogers US and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles and classified as such on the consolidated balance sheet of Rogers US and its Subsidiaries.

Conversion Request. A notice given by the Borrowers to the Bank of the Borrowers' election to convert or continue a Loan in accordance with §§ 2.6 or 2.7.

Credit Agreement. This Multicurrency Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Default. See §12.1.

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of any Borrower, other than dividends to the extent payable in shares of common stock of such Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of any Borrower, directly or indirectly through a Subsidiary of such Borrower or otherwise, other than in connection with the exercise of stock options by employees or directors of such Borrower or its Subsidiaries (or former employees or former directors); the return of capital by any Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of any Borrower, other than pursuant to the Shareholder Rights Plan.

Dollar Equivalent. On any particular date, with respect to any amount denominated in Dollars, such amount of Dollars, and with respect to any amount denominated in a currency other than Dollars, the amount (as conclusively ascertained by the Bank absent manifest error) of Dollars which could be purchased by the Bank (in accordance with its normal banking practices) in the London foreign currency deposit markets with such amount of such currency at the spot rate of exchange prevailing at or about 11:00 a.m. (London time) on such date.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of the Bank at the address set forth on page 1; thereafter, such other office of the Bank, if any, located within the United States that will be making or maintaining Prime Rate Loans.

Domestic Net Assets. The total domestic United States assets of Rogers US determined in accordance with generally accepted accounting principles, excluding the value of Investments in, and amounts due from, Subsidiaries and Joint Ventures, less the total liabilities (excluding the Obligations) of Rogers US and its Subsidiaries determined in accordance with generally accepted accounting principles.

Domestic Subsidiary. Any Subsidiary which is not a Foreign Subsidiary; provided that for the purposes of §§6.17 and 7.11, the term Domestic Subsidiary shall mean any Subsidiary at any time owning, leasing or operating any Real Estate.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with §§ 2.6 or 2.7.

EBITDA. The Consolidated Net Income (or Deficit) of Rogers US and its Subsidiaries for any fiscal period, plus, to the extent deducted in the calculation of Consolidated Net Income (or Deficit) and without duplication, (a) depreciation, amortization and other similar noncash changes for such period, (b) income tax expense for such period, and (c) Consolidated Total Interest Expense paid or accrued during such period, excluding the net income (or deficit) of any Person (other than a Subsidiary) in which Rogers US or a Subsidiary has an ownership interest, except to the extent that any such income has been actually received by Rogers US or such Subsidiary in the form of cash dividends or similar cash Distributions, in each case as determined in accordance with generally accepted accounting principles.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws. See §6.17(a).

EPA. See §6.17(b).

ERISA. The Employee Retirement Income Security Act of 1974.

ERISA Affiliate. Any Person which is treated as a single employer with any Borrower under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

EU Treaties. The Treaty of Rome of March 25, 1957 establishing the European Community, as amended by the Treaty on the European Union signed on February 7, 1992 (the Maastricht Treaty), and as further amended from time to time.

Euro or e. The single currency of the Participating Member States.

Eurocurrency Interbank Market. Any lawful recognized market in which deposits of Dollars and the relevant Optional Currencies are offered by international banking units of United States banking institutions and by foreign banking institutions to each other and in which foreign currency and exchange operations or eurocurrency funding operations are customarily conducted.

Eurocurrency Lending Office. The office of the Bank that shall be making or maintaining LIBOR Rate Loans, as the same may change from time to time.

Event of Default. See §12.1.

Excluded Taxes. Any (i) franchise taxes on the Bank, (ii) taxes on income or profits of the Bank, or (iii) other taxes incurred by the Bank except those imposed as a result of, or relating to, this Agreement.

Existing Bank of America Agreement. The Multi-Currency Revolving Credit Agreement dated as of December 8, 2000 among Rogers US, Bank of America, and the Bank, as amended and in effect immediately prior to the Closing Date.

Existing Letters of Credit. The letters of credit, if any, issued by Bank of America for the account of Rogers US prior to the Closing Date and listed on Schedule 2.

Financial Affiliate. A Subsidiary of the bank holding company controlling the Bank, which Subsidiary is engaging in any of the activities permitted by §4(k) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843), as amended.

Foreign Exchange Exposure. The Bank's aggregate pre-settlement exposure, as determined by the Bank, under foreign exchange agreements to which the Bank and Rogers US are parties. In no event shall the aggregate Foreign Exchange Exposure exceed $7,500,000 at any one time.

Foreign Subsidiary. Any Subsidiary which conducts substantially all of its business in countries other than the United States of America and that is organized under the laws of a jurisdiction other than the United States of America and the States (or the District of Columbia) thereof.

generally accepted accounting principles. Accounting principles that are (A) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (B) consistently applied in all material respects with past financial statements of Rogers US, in each case such that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors. Each Domestic Subsidiary of Rogers US existing on the Closing Date (other than World Properties) and each other Person required to be or become a guarantor from time to time pursuant to §7.14.

Guaranty. The Guaranty, dated or to be dated on or prior to the Closing Date, made jointly and severally by each Domestic Subsidiary of Rogers US (other than World Properties) in favor of the Bank pursuant to which each Domestic Subsidiary of Rogers US guaranties to the Bank the payment and performance of the Obligations and in form and substance satisfactory to the Bank, and any other guaranty substantially in the form of such Guaranty in favor of the Bank made by any Person required to be or become a guarantor pursuant to §7.14.

Hazardous Substances. See §6.17(b).

    Hedging Contracts. Interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrowers and the Bank and designed to protect the Borrowers against fluctuations in interest rates or currency exchange rates.

    Hedging Obligations. With respect to the Borrowers, all liabilities of the Borrowers to the Bank under Hedging Contracts.

    Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent but without duplication:

    (i) every obligation of such Person for money borrowed.

    (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

    (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

    (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business),

    (v) every obligation of such Person under any Capitalized Lease,

    (vi) every obligation of such Person under any Synthetic Lease,

    (vii) all sales by such Person of (A) accounts or general intangibles for money due or to become due, (B) chattel paper, instruments or documents creating or evidencing a right to payment of money or (C) other receivables (collectively "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

    (viii) every obligation of such Person (an "equity related purchase obligation") to purchase, redeem, retire or otherwise acquire for value any shares of capital stock of any class issued by such Person, other than the obligation to purchase capital stock arising solely as a result of the difference between the trade date and the settlement date for such purchase,

    (ix) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a "Derivative Contract"),

    (x) every obligation in respect of Indebtedness of any other entity (including any joint venture to which such Person is a party or any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law, and

    (xi) every obligation, contingent or otherwise, of such Person guaranteeing, or having the legal effect of guaranteeing or otherwise acting as surety for, any obligation of a type described in any of clauses (i) through (x) (the "primary obligation") of another Person (the "primary obligor"), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (A) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (B) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The "amount" or "principal amount" of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (v) any Capitalized Lease shall be the principal component of the aggregate of the rental obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than Rogers US or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any Derivative Contract shall be the maximum amount of any termination or loss payment required to be paid by such Person (net of any offsetting positions) if such Derivative Contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.

Intellectual Property. See §8.11.

Interest Payment Date. (i) Relative to any Prime Rate Loan, with respect to interest accrued during the applicable calendar quarter, the last day of such calendar quarter (including the calendar quarter that includes the Drawdown Date of such Prime Rate Loan); provided that if the last day of the calendar quarter is not a Business Day, then the Interest Payment Date shall be the next succeeding Business Day; and (ii) relative to any LIBOR Rate Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, and as to any LIBOR Rate Loan having an Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

Interest Period. Relative to any LIBOR Rate Loans:

(A) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to Section 2.6 or 2.7 and ending on (but excluding) the day which numerically corresponds to such date one, two, three, six, nine, or twelve months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as a Borrower may select in its notice pursuant to Section 2.6 or 2.7; and

(B)  thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three, six, nine, or twelve months thereafter, as selected by a Borrower by irrevocable notice to the Bank not less than two Business Days prior to the last day of the then current Interest Period with respect thereto;

provided, however, that

(i)	the Borrowers shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five (5) different dates;
(ii)	Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this Credit Agreement shall be of the same duration;
(iii)
Interest Periods for LIBOR Rate Loans in connection with which Borrowers have or may incur Hedging Obligations with the Bank shall be of the same duration as the relevant periods set under the applicable Hedging Contracts;

(iv)
if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and

(v)	no Interest Period may end later than the termination of this Credit Agreement.

International Standby Practices. With respect to any standby Letter of Credit, International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Bank in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Investments. All expenditures made and (without duplication) all liabilities incurred (contingently or otherwise) (a) for the acquisition of stock (other than stock of Rogers US) or Indebtedness of any Person, (b) for loans, advances, capital contributions or transfers of property to any Person (other than sales of inventory, licenses of intellectual property and dispositions of obsolete assets in the ordinary course of business consistent with past practices), (c) in respect of any guaranties (or other commitments as described under Indebtedness) of the obligations of any Person; provided that income from Joint Ventures shall not be an Investment for purposes of this Credit Agreement notwithstanding that Rogers US or such Subsidiary may, in accordance with generally accepted accounting principles, account for such income as a debit to the investment account on Rogers US or such Subsidiary's balance sheet. In determining the aggregate amount of Investments outstanding at any particular time: (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (ii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) or repayment of loan principal; (iii) there shall not be deducted in respect to any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; (iv) the amount of Investments consisting of non-cash property (including without limitation any Intellectual Property) transferred to a Joint Venture shall be deemed to be the book value (determined in accordance with generally accepted accounting principles) of such non-cash property at the time of such transfer to such Joint Venture, disregarding for this purpose any valuation the parties to such Joint Venture shall have placed thereon for purposes of establishing such Joint Venture; provided that a non-perpetual license of Intellectual Property in which Rogers US or the applicable Subsidiary retains rights having significant value and which is of limited exclusivity with respect to the applicable territory or field of use, shall not be deemed to be a transfer of such Intellectual Property for purposes of this definition; and (v) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof; provided that Rogers US may in any fiscal period deduct from the aggregate amount of Investments decreases in the value of Investments (up to any aggregate amount of $2,500,000 during the term of this Agreement) to the extent the amount of any such decrease is deducted from Consolidated Net Income of Rogers US and its Subsidiaries during such fiscal period.

Japanese Yen. The lawful currency of the country of Japan.

Joint Venture. Any Affiliate of Rogers US or a Subsidiary of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries less than a majority (by number of votes) of the outstanding Voting Stock; provided that notwithstanding the foregoing, Rogers Inoac shall be deemed to be a Joint Venture until such time as Rogers US shall own, directly or indirectly, sixty percent (60%) or more of its outstanding Voting Stock, at which time Rogers Inoac shall become a Subsidiary.

Letter of Credit. See §4.1.1.

Letter of Credit Application. See §4.1.1.

Letter of Credit Fee. See §4.6.

Leverage Ratio. As at any date of determination, the ratio of (a) Total Funded Indebtedness of Rogers US and its Subsidiaries outstanding on such date to (b) EBITDA of Rogers US and its Subsidiaries for the period of four consecutive fiscal quarters ended on such date (or, if such date is not a fiscal quarter end date, the period of four consecutive fiscal quarters most recently ended).

LIBOR Lending Rate. Relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate =        LIBOR Rate
        (1.00 - LIBOR Reserve Percentage)

LIBOR Rate. Relative to any Interest Period for LIBOR Rate Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.

LIBOR Rate Loan. Any Loan the rate of interest applicable to which is based upon the LIBOR Rate.

LIBOR-Reference Banks Loan. Any Loan the rate of interest applicable to which is based upon the LIBOR-Reference Banks Rate.

LIBOR-Referenced Banks Lending Rate. Relative to a LIBOR-Referenced Banks Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR-Reference Banks Lending Rate =  LIBOR-Reference Banks Rate
            (1.00 - LIBOR Reserve Percentage)

LIBOR-Reference Banks Rate. Relative to any Interest Period for LIBOR-Reference Banks Loans, the rate for which deposits in U.S. Dollars are offered by the Reference Banks to prime banks in the London interbank market in an amount approximately equal to the amount requested LIBOR-Reference Banks Loan at approximately 11:00 a.m., London time on the day that is two London Banking Days prior to the beginning of such Interest Period. The Bank will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for such date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for such date will be the arithmetic mean of the rates quoted by major banks in New York City selected by the Bank at approximately 11:00 a.m. New York City time for loans in U.S. Dollars to leading European banks for such Interest Period and in an amount approximately equal to the amount requested LIBOR-Reference Banks Loan.

LIBOR Reserve Percentage. Relative to any day of any Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

Loan Documents. This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Guaranty, and any other documents executed in connection with this Credit Agreement.

Loan Request. See §2.6.

    Loans. Revolving credit loans made or to be made by the Bank to the Borrowers pursuant to §2.

    London Banking Day. A day on which dealings in US dollar deposits are transacted in the London interbank market.

Material Adverse Effect. A material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of Rogers US and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Bank to enforce any of the Loan Documents or (c) the ability of any Borrower or any of the Guarantors to perform its obligations under the Loan Documents.

Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate.

Notes. Revolving Credit Note A and Revolving Credit Note B.

Obligations. All indebtedness, obligations and liabilities of any of the Borrowers and their respective Subsidiaries to the Bank, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof. Without limiting any other provision of this Agreement, the Borrowers shall be jointly and severally liable for all of the Obligations.

Optional Currency. The Japanese Yen, the Euro, and any other currency that is freely convertible into Dollars and is traded on a recognized Eurocurrency Interbank Market selected by the Bank in good faith.

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Overnight Rate. For any day, (a) as to Loans denominated in Dollars, the weighted average interest rate paid by the Bank for federal funds acquired by the Bank, and (b) as to Loans denominated in an Optional Currency, the rate of interest per annum at which overnight deposits in the applicable Optional Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Bank to major banks in the London interbank market.

Participating Member State. A member state of the European Union that adopts a single currency in accordance with the EU Treaties.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Prime Rate. The rate of interest announced by Bank in Hartford, Connecticut from time to time as its “Prime Rate.” The Borrowers acknowledge that the Bank may make loans to its customers above, at or below the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 365-day year.

Prime Rate Loan. Any Loan for the period(s) when the rate of interest applicable to such Loan is calculated by reference to the Prime Rate.

Pro Forma Basis. In connection with a proposed stock or asset acquisition, the calculation of compliance with the financial covenants set forth in §9 hereof by Rogers US and its Subsidiaries (including the person or asset(s) to be acquired) with reference to the audited historical financial results of such Person, if available, and if not so available, then with reference to such management certified financial results of such Person as shall be reasonably acceptable to the Bank (or, if an acquisition of assets, the financial results attributable to such assets) for the most recently ended period of four consecutive fiscal quarters ending prior to the date of such acquisition for which such management certified financial results are available (but in any event ending no later than the penultimate fiscal quarter ending prior to the date of such acquisition), after giving effect on a pro forma basis to such acquisition in the manner described below:

(i) all Indebtedness (whether under this Credit Agreement or otherwise), all assets and any other balance sheet adjustments incurred or made in connection with such acquisition shall be deemed to have been incurred or made on the first day of such period of four fiscal quarters, and all Indebtedness of the Person acquired or to be acquired in such acquisition which was or will have been repaid in connection with the consummation of such acquisition shall be deemed to have been repaid concurrently with the incurrence of the Indebtedness incurred in connection with such acquisition;

(ii) all Indebtedness assumed to have been incurred pursuant to the preceding clause (i) shall be deemed to have borne interest at the sum of (a) the arithmetic mean of (x) the LIBOR Rate for LIBOR Rate Loans denominated in the currency in which such Indebtedness has been incurred having an Interest Period of one month, as in effect on the first day of such period of four fiscal quarters, and (y) the LIBOR Rate for LIBOR Rate Loans having an Interest Period of one month, as in effect on the last day of such period of four fiscal quarters plus (b) the Applicable Margin on LIBOR Rate Loans then in effect (after giving effect to the incurrence of such Indebtedness);

(iii) without duplication, Consolidated Net Income and EBITDA of Rogers US and its Subsidiaries shall be determined, and any adjustments to Consolidated Net Income and EBITDA which are attributable to the change in ownership and/or management resulting from such acquisition shall be deemed to have been realized, assuming that such acquisition occurred on the first day of such period of four fiscal quarters; and

(iv) other reasonable cost savings, expenses and other income statement or operating statement adjustments which are attributable to the change in ownership and/or management resulting from such acquisition as may be approved by the Bank in writing (which approval shall not be unreasonably withheld) shall be deemed to have been realized on the first day of such period of four fiscal quarters.

RCRA. See §6.17(a).

Real Estate. All real property situated in the United States of America at any time owned or leased (as lessee or sublessee) by Rogers US or any of its Subsidiaries.

Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Loan referred to in such Note.

    Reference Banks. Four major banks in the London interbank market.

    Reimbursement Obligation. The Borrowers' obligation to reimburse the Bank on account of any drawing under any Letter of Credit as provided in §4.2.

    Revolving Credit A Commitment. The amount of the Bank's Commitment under Revolving Credit Facility A, as in effect from time to time. On the Closing Date, the Revolving Credit A Commitment is Seventy-five Million Dollars ($75,000,000).

    Revolving Credit B Commitment. The amount of the Bank's Commitment under Revolving Credit Facility B, as in effect from time to time. On the Closing Date, the Revolving Credit B Commitment is Twenty-five Million Dollars ($25,000,000).

    Revolving Credit A Maturity Date. November 13, 2011.

    Revolving Credit B Maturity Date. November 13, 2007.

    Revolving Credit Facility A. See §2.1.1.

    Revolving Credit Facility B. See §2.1.2.

    Revolving Credit Note. See §2.4.

    Revolving Credit Note A. The promissory note evidencing the Borrowers' obligations with respect to Revolving Credit Facility A.

    Revolving Credit Note B. The promissory note evidencing the Borrowers' obligations with respect to Revolving Credit Facility B.

    Revolving Credit Note Record. A Record with respect to a Revolving Credit Note.

    Rogers Inoac. Rogers Inoac Corporation, a Japanese corporation.

    Sale/Leaseback Arrangement. See §8.6.

    SARA. See §6.17(a).

    Same Day Funds. With respect to disbursements and payment in (a) Dollars, immediately available funds and (b) an Optional Currency, same day or other funds as may be determined by the Bank to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Optional Currency.

    Senior Funded Debt. The Total Funded Indebtedness of Rogers US and its Subsidiaries, less the amount of any such Indebtedness subordinated to the Obligations on terms and conditions satisfactory to the Bank.

    Senior Funded Debt to EBITDA Ratio. As of any given date, the ratio of (a) the total amount of Senior Funded Debt on such date to (b) the consolidated EBITDA of Rogers US and its Domestic Subsidiaries for the most recently ended rolling twelve-month period.

    Shareholder Rights Plan. The Rights Agreement between Rogers US and Registrar and Transfer Company, as rights Bank, and filed with the Securities and Exchange Commission as of March 25, 1997.

    Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent owns or acquires directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock, other than Rogers Inoac; provided that at such time as Rogers US shall own, directly or indirectly, sixty percent (60%) or more of the outstanding Voting Stock of Rogers Inoac, Rogers Inoac shall become a Subsidiary of Rogers US for purposes of this Credit Agreement.

    Synthetic Lease. Any lease treated as an operating lease under generally accepted accounting principles and as a loan or a financing for U.S. income tax purposes.

    Taxes. See §5.2.

    Total Commitment. The sum of the Revolving Credit A Commitment and the Revolving Credit B Commitment, as in effect from time to time. On the Closing Date the Total Commitment is $100,000,000.

    Total Funded Indebtedness. On any date of determination, all Indebtedness of Rogers US and its Subsidiaries for borrowed money (including, without limitation, all notes and bonds and all guarantees by such Persons of Indebtedness of others for borrowed money), purchase money Indebtedness, Indebtedness consisting of reimbursement obligations with respect to letters of credit, and Indebtedness with respect to Capitalized Leases and Synthetic Leases outstanding on such date, determined on a consolidated basis in accordance with generally accepted accounting principles. Total Funded Indebtedness shall not include Indebtedness for borrowed money of any Joint Venture unless Rogers US or a Subsidiary has guaranteed the Indebtedness for borrowed money of such joint venture or similar entity or is otherwise liable for such Indebtedness.

    Type. As to any Loan, its nature as a Prime Rate Loan or a LIBOR Rate Loan.

    Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

    Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrowers do not reimburse the Bank on the date specified in, and in accordance with, §4.2.

    Unused Line Fee Rate. The applicable rate per annum set forth in the chart contained in the definition of Applicable Margin under the heading "Unused Line Fee Rate".

    Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

    World Properties. World Properties, Inc., an Illinois corporation and a wholly-owned Subsidiary of Rogers US.

    1.2 Rules of Interpretation.

        (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

        (b) The singular includes the plural and the plural includes the singular.

        (c) A reference to any law includes any amendment or modification to such law.

        (d) A reference to any Person includes its permitted successors and permitted assigns.

        (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

        (f) The words "include", "includes" and "including" are not limiting.

        (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

        (h) Reference to a particular "§" refers to that section of this Credit Agreement unless otherwise indicated.

        (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

        (j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

        (k) This Credit Agreement and the other Loan Documents may use several different limitation, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

        (l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Bank and the Borrowers and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Bank merely on account of the Bank's involvement in the preparation of such documents.

2. THE REVOLVING CREDIT FACILITIES.

    2.1. Revolving Credit Facilities.

         2.1.1. Revolving Credit Facility A. Subject to the terms and conditions set forth in this Credit Agreement, the Bank agrees to lend to the Borrowers and the Borrowers may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Revolving Credit A Maturity Date, upon notice by any Borrower to the Bank given in accordance with §2.6, such sums in Dollars and/or at such Borrower's option and subject to §2.9, in an Optional Currency, as are requested by such Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to the Revolving Credit A Commitment minus the sum of (a) the Maximum Drawing Amount and (b) all Unpaid Reimbursement Obligations, provided that the sum of the Dollar Equivalents of the outstanding amounts of the Loans under Revolving Credit Facility A (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Revolving Credit A Commitment. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in §10 and §11, in the case of the initial Loans to be made on the Closing Date, and §11, in the case of all other Loans, have been satisfied on the date of such request.

           2.1.2.  Revolving Credit Facility B. Subject to the terms and conditions set forth in this Credit Agreement, the Bank agrees to lend to the Borrowers and the Borrowers may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Revolving Credit B Maturity Date, upon notice by any Borrower to the Bank given in accordance with §2.6, such sums in Dollars and/or at such Borrower's option and subject to §2.9, in an Optional Currency, as are requested by such Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to the Revolving Credit B Commitment, provided that the sum of the Dollar Equivalents of the outstanding amounts of the Loans under Revolving Credit Facility B (after giving effect to all amounts requested) plus the total Foreign Exchange Exposure, as determined by the Bank, shall not at any time exceed the Revolving Credit B Commitment. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in §10 and §11, in the case of the initial Loans to be made on the Closing Date, and §11, in the case of all other Loans, have been satisfied on the date of such request.

     2.2. Unused Line Fee. The Borrowers agree to pay to the Bank a fee calculated at the Unused Line Fee Rate per annum on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Revolving Credit A Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Dollar Equivalent of the outstanding amount of Loans during such calendar quarter. The unused line fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Revolving Credit A Maturity Date or any earlier date on which any Commitment shall terminate.

     2.3. Reduction of Commitments. The Borrowers shall have the right at any time and from time to time upon three (3) days prior written notice to the Bank to reduce by $5,000,000 or a larger integral multiple of $1,000,000 or terminate entirely the Revolving Credit A Commitment or the Revolving Credit B Commitment, whereupon such Commitment shall be reduced or, as the case may be, terminated. Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Bank the full amount of any unused line fee then accrued on the amount of the reduction. No reduction or termination of any Commitment may be reinstated.

     2.4. The Revolving Credit Notes. The Loans under Revolving Credit Facility A shall be evidenced by Revolving Credit Note A in substantially the form of Exhibit A hereto, and the Loans under Revolving Credit Facility B shall be evidenced by Revolving Credit Note B in substantially the form of Exhibit B hereto (each a "Revolving Credit Note"), dated as of the Closing Date and completed with appropriate insertions. Each Revolving Credit Note shall be payable to the order of the Bank in a principal amount equal to the Revolving Credit A Commitment or Revolving Credit B Commitment, as applicable, or, if less, the outstanding amount of all Loans made by the Bank, plus interest accrued thereon, as set forth below. The Borrowers irrevocably authorize the Bank to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on a Revolving Credit Note, an appropriate notation on the Revolving Credit Note Record for such Revolving Credit Note reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on each Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on a Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

    2.5. Interest Provisions. Interest on the outstanding principal amount of any Loan when classified as a: (i) LIBOR Rate Loan shall accrue during each Interest Period at a rate equal to the sum of the LIBOR Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date, (ii) LIBOR-Reference Banks Rate Loan shall accrue during each Interest Period at a rate equal to the sum of the LIBOR-Reference Banks Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date, and (iii) Prime Rate Loan shall accrue during each Interest Period at a rate equal to the Prime Rate and be payable on each Interest Payment Date.

    2.6. Borrowing Procedures.

            2.6.1LIBOR Loan Requests. By delivering a borrowing request to the Bank on or before 10:00 a.m., New York time, on a Business Day, any Borrower may from time to time irrevocably request, on not less than two nor more than five Business Days’ notice, that a LIBOR Rate Loan be made in a minimum amount of $100,000 and integral multiples of $100,000, with a specified Interest Period. On the terms and subject to the conditions of this agreement, each LIBOR Rate Loan shall be made available to such Borrower no later than 11:00 a.m. New York time on the first day of the applicable Interest Period by deposit to the account of such Borrower as shall have been specified in its borrowing request.

            2.6.2 Prime Rate Loan Requests. By delivering a borrowing request to the Bank on or before 2:00 p.m., Hartford time, on a Business Day, any Borrower may from time to time irrevocably request that a Prime Rate Loan be made in a minimum amount of $100,000 and integral multiples of $100,000. On the terms and subject to the conditions of this Agreement, each Prime Rate Loan shall be made available to such Borrower on the next Business Day following receipt of such borrowing request (if such request is made by 2:00 p.m., Hartford time) or the second Business Day following receipt of such request (if such request is made after 2:00 p.m., Hartford time) by deposit to the account of such Borrower as shall have been specified in its borrowing request.

            2.6.3 Continuation and Conversion Elections. (a) By delivering a continuation/conversion notice to the Bank on or before 10:00 a.m., New York time, on a Business Day, any Borrower may from time to time irrevocably elect, on not less than two nor more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $100,000 and integral multiples of $100,000, of any LIBOR Rate Loan be converted on the last day of an Interest Period into a LIBOR Rate Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Rate Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, or continued as, LIBOR Rate Loans when any default or Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to LIBOR Rate Loans of a different duration if such LIBOR Rate Loans relate to any Hedging Obligations. In the absence of delivery of a continuation/conversion notice with respect to any LIBOR Rate Loan at least two Business Days before the last day of the then current Interest Period with respect thereto, each maturing LIBOR Rate Loan shall automatically be continued as a LIBOR Rate Loan with an Interest Period of thirty (30) days. Notwithstanding the foregoing, if any Default or Event of Default has occurred and is continuing (if the Bank does not otherwise elect to exercise any right to accelerate the Loans it is granted hereunder), each maturing LIBOR Rate Loan shall automatically be continued as a Prime Rate Loan.

(b) By delivering a conversion notice to the Bank on or before 10:00 a.m., New York time, on a Business Day, any Borrower may from time to time irrevocably elect, on not less than two nor more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $100,000 and integral multiples of $100,000, of any Prime Rate Loan be converted on the last day of an Interest Period into a LIBOR Rate Loan, provided, however, that no portion of the outstanding principal amount of any Prime Rate Loans may be converted to, or continued as, LIBOR Rate Loans when any default or Event of Default has occurred and is continuing. In the absence of delivery of a conversion notice with respect to any Prime Rate Loan, each Prime Rate Loan shall remain a Prime Rate Loan.

    2.7 Repayments, Prepayments and Interest.

            2.7.1 Continuations and Conversions. LIBOR Rate Loans shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Rate Loan. Prior to the termination of this Credit Agreement, upon the maturity of a LIBOR Rate Loan it may be continued for an additional Interest Period or may be converted to a Prime Rate Loan (if there exists no default or Event of Default and the Bank does not otherwise elect to exercise any right to accelerate the Loans it is granted hereunder).

            2.7.2 Voluntary Prepayment of LIBOR Rate Loans. LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein. For LIBOR Rate Loans in connection with which the Borrowers have or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts. The Borrowers shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $100,000 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans and of all accrued interest on the principal repaid to the date of payment. Borrowers acknowledge that prepayment or acceleration of a LIBOR Rate Loan during an Interest Period shall result in the Bank incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Loans shall be accompanied by, and the Borrowers hereby promise to pay, on each date a LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (“LIBOR Rate Loan Prepayment Fee”) determined by the Bank pursuant to the following formula:

(a) the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from

(b) the LIBOR Lending Rate plus the Applicable Margin applicable to the LIBOR Rate Loan being prepaid.

If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:

(c) the amount of the LIBOR Rate Loan being prepaid.

The resulting amount shall be divided by:

(d) 360

and multiplied by:

(e) the number of days remaining in the Interest Period as to which the prepayment is being made.

Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan being prepaid.

    The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee. The Bank will notify the Borrowers of the amount of the LIBOR Rate Loan Prepayment Fee and costs for which Bank is entitled to indemnification under Section 5.1 within two (2) Business Days after receipt of the Borrowers' notice of proposed prepayment; provided, however, that the Bank's failure to give such notice within such time shall not impair or otherwise affect the Borrowers' obligation to pay the LIBOR Rate Loan Prepayment Fee or costs for which Bank is entitled to indemnification under Section 5.1.

    2.8. [Intentionally Omitted]

    2.9. Optional Currencies.

            2.9.1. General. Subject to this §2.9.1 and the satisfaction of the terms and conditions of §10 (in the case such Loans to be made on the Closing Date) and §11, each Loan requested to be made in an Optional Currency will be made on the Drawdown Date specified therefor in the applicable Loan Request, in the Optional Currency requested in such Loan Request and, upon being so made, will have the Interest Period requested in such Loan Request. If on or prior to any Drawdown Date of a Loan in which a Borrower has requested be denominated in an Optional Currency, the Bank determines (which determination shall be conclusive) that the requested Optional Currency is not freely transferable and convertible into Dollars or that it will be impracticable for the Bank to fund the Loan in such Optional Currency, then the requested Loan shall instead be denominated in Dollars.

            2.9.2. Exchange Rate. For purposes of this Credit Agreement the amount in one Optional Currency which shall be equivalent on any particular date to a specified amount in another Optional Currency shall be that amount (as conclusively ascertained by the Bank by its normal banking practices, absent manifest error) in the first Optional Currency which is or could be purchased by the Bank (in accordance with normal banking practices) with such specified amount of the second Optional Currency in any recognized Eurocurrency Interbank market selected by the Bank in good faith for delivery on such date at the spot rate of exchange prevailing at 11:00 a.m. (London time) on such date.

         2.9.3. Multiple Denominations. In the event that any portion of the funds available under the terms of this Credit Agreement is denominated in one or more Optional Currencies, the Dollar Equivalent of such portion of the funds shall be calculated pursuant to the definition of "Dollar Equivalent". The amount so determined shall then be added to the amount already outstanding in Dollars for the purpose of determining the remaining availability of funds under §2.1 hereof and any required repayments under §3.2(a).

         2.9.4. Funding. The Bank may make any Loan denominated in an Optional Currency by causing its Eurocurrency Lending Office or any of its foreign branches or foreign affiliate to make such Loan (whether or not such lending office, branch or affiliate is named as a lending office prior thereto; provided that in such event the obligation of the Borrowers to repay such Loan shall nevertheless be to the Bank and shall, for all purposes of this Credit Agreement be deemed made by the Bank to the extent of such Loan, for the account of such applicable lending office, branch or affiliate.

3. REPAYMENT OF THE REVOLVING CREDIT LOANS.

    3.1. Maturity. (a) The Borrowers promise to pay on the Revolving Credit A Maturity Date, and there shall become absolutely due and payable on the Revolving Credit A Maturity Date, all Loans under Revolving Credit Facility A outstanding on such date, together with any and all accrued and unpaid interest thereon.

        (b) The Borrowers promise to pay on the Revolving Credit B Maturity Date, and there shall become absolutely due and payable on the Revolving Credit B Maturity Date, all Loans under Revolving Credit Facility B outstanding on such date, together with any and all accrued and unpaid interest thereon.

    3.2. Mandatory Repayments of the Loans. (a) If at any time the sum of the Dollar Equivalents of the outstanding amounts of the Loans under Revolving Credit Facility A, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Revolving Credit A Commitment (whether as a result of currency fluctuations or otherwise), then the Borrowers shall immediately pay the amount of such excess to the Bank for application: first, to any Unpaid Reimbursement Obligations; second, to the Loans; and third, to provide the Bank cash collateral for Reimbursement Obligations as contemplated by §4.2(b) and (c).

(b) If at any time the sum of the Dollar Equivalents of the outstanding amounts of the Loans under Revolving Credit Facility B and the Foreign Exchange Exposure, as determined by the Bank, exceeds the Revolving Credit B Commitment (whether as a result of currency fluctuations or otherwise), then the Borrowers shall immediately pay the amount of such excess to the Bank for application to the Loans.

    3.3. Optional Repayments of the Loans. The Borrowers shall have the right, at its election, to repay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans shall be subject to the terms of Section 2.7.2. The Borrowers shall give the Bank written notice no later than 10:00 a.m. (Hartford time) on the date of any proposed prepayment pursuant to this §3.3 of Prime Rate Loans specifying the principal amount to be prepaid. Each such partial prepayment of the Loans shall be in an integral multiple of $50,000 (or in the case of a Loan denominated in an Optional Currency an amount (rounded to the nearest thousand) of which the Dollar Equivalent is $50,000), shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrowers, first to the principal of Prime Rate Loans and then to the principal of LIBOR Rate Loans.

4. LETTERS OF CREDIT.

    4.1. Letter of Credit Commitments.

       4.1.1. Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by any Borrower of a letter of credit application on the Bank's customary form (a "Letter of Credit Application"), the Bank in reliance upon the representations and warranties of the Borrowers contained herein, agrees, at any time and from time to time from the Closing Date to the date which is thirty (30) days prior to the Revolving Credit A Maturity Date, to issue, extend and renew for the account of such Borrower one or more standby or documentary letters of credit (individually, a "Letter of Credit") denominated in Dollars, in such form as may be requested from time to time by such Borrower and agreed to by the Bank; provided, however, that, after giving effect to such request, the sum of (i) the Maximum Drawing Amount of all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the Dollar Equivalent of the amount of all Loans outstanding shall not exceed the Revolving Credit A Commitment.

       4.1.2. Letter of Credit Applications. Each Letter of Credit Application shall be completed to the satisfaction of the Bank. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

       4.1.3. Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (i) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (ii) have an expiry date no later than seven (7) days prior to the Revolving Credit A Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices.

   4.2. Reimbursement Obligation of the Borrowers. In order to induce the Bank to issue, extend and renew each Letter of Credit, the Borrowers hereby agree to reimburse or pay to the Bank, with respect to each Letter of Credit issued, extended or renewed by the Bank hereunder,

(a) except as otherwise expressly provided in §4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Bank, or the Bank or otherwise makes a payment with respect thereto, (i) the amount paid by the Bank under or with respect to such Letter of Credit, and (ii) the amount of any taxes (other than Excluded Taxes), fees, charges or other costs and expenses whatsoever incurred by the Bank in connection with any payment made by the Bank under, or with respect to, such Letter of Credit,

(b) upon the reduction (but not termination) of the Revolving Credit A Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Bank as cash collateral for all Reimbursement Obligations, and

(c) upon the termination of the Revolving Credit A Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §12, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Bank as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Bank at the Bank's Head Office in Same Day Funds. Interest on any and all amounts remaining unpaid by the Borrowers under this §4.2 at any time from the date such amounts become due and payable (whether stated in this §4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Bank on demand at the rate specified in §5.11 for overdue principal on Prime Rate Loans.

    4.3. Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Bank shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. The responsibility of the Bank to the Borrowers shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

    4.4. Obligations Absolute. The Borrowers' obligations under this §4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which any Borrower may have or have had against the Bank or any beneficiary of a Letter of Credit. The Borrowers further agree with the Bank that the Bank shall not be responsible for, and the Borrowers' Reimbursement Obligations under §4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such document should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of such Borrower against the beneficiary of any Letter of Credit or any such transferee. The Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except to the extent such error, omission, interruption or delay arose from the Bank's gross negligence or willful misconduct. The Borrowers agree that any action taken or omitted by the Bank under or in connection with each Letter of Credit and the related drafts and document, if done in good faith and absent gross negligence or willful misconduct, shall be binding upon the Borrowers and shall not result in any liability on the part of the Bank to the Borrowers.

    4.5. Reliance by Issuer. To the extent not inconsistent with §4.4, the Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Bank.

    4.6. Letter of Credit Fee. The Borrowers shall pay a fee (in each case, a "Letter of Credit Fee") to the Bank in respect of each documentary or standby Letter of Credit calculated at the rate equal to the Applicable Margin for LIBOR Rate Loans per annum of the face amount of such Letter of Credit. The Letter of Credit Fees for each Letter of Credit shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter.

5. CERTAIN GENERAL PROVISIONS.

    5.1. Indemnities. In addition to the LIBOR Rate Loan Prepayment Fee, the Borrowers agree to reimburse the Bank (without duplication) for any increase in the cost to the Bank, or reduction in the amount of any sum receivable by the Bank, in respect, or as a result of:

(a)
any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.6 or 2.7 or otherwise;

(b)	any LIBOR Rate Loans not being continued as, or converted into, LIBOR Rate Loans in accordance with the continuation/conversion notice thereof, or

(c)
any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Bank) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.7 or otherwise;

The Bank shall promptly notify the Borrowers in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Bank for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers to the Bank within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers. The Borrowers understand, agree and acknowledge the following: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrowers have accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Bank. Borrowers further agree to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

    5.2. Taxes. All payments by the Borrowers of principal of, and interest on, the LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers will

(a)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)	promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

(c)
pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had such Taxes not been asserted.

If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrowers shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

    5.3. Funds for Payments.

    5.3.1. Payments to Bank. All payments of principal, interest, Reimbursement Obligations, commitment fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made in Same Day Funds on the due date thereof to the Bank at the Bank's Head Office or at such other place that the Bank may from time to time designate, in each case at or about 11:00 a.m. (Hartford, Connecticut time or other local time at the place of payment).

    5.3.2. No Offset, etc. All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any Taxes (other than any Excluded Taxes, if applicable) now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by any Borrower hereunder or under any of the other Loan Documents, the Borrowers will pay to the Bank on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Bank to receive the same net amount which the Bank would have received on such due date had no such obligation been imposed upon the Borrowers. The Borrowers will deliver promptly to the Bank certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

          5.3.3. Currency Matters.

(a) Dollars are the currency of payment for each and every sum due at any time from the Borrowers hereunder; provided, that (i) except as expressly provided in this Credit Agreement, each repayment of a Loan or a part thereof shall be made in the currency in which such Loan is denominated at the time of repayment; (ii) each payment of interest shall be made in the currency in which the applicable principal amount is denominated; (iii) each payment of Letter of Credit Fees and commitment fees shall be in Dollars; (iv) each payment in respect of costs, expenses and indemnities shall be made in the currency in which they were incurred; and (v) any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

(b) No payment to the Bank (whether under any judgment or court order or otherwise) shall discharge the obligation or liability in respect of which it was made unless and until the Bank shall have received payment in full in the currency in which such obligation or liability was incurred, and to the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability expressed in that currency, the Borrowers shall indemnify and hold harmless the Bank, as the case may be, with respect to the amount of the shortfall. In the event that, notwithstanding the requirements of §5.3.3(a), the Borrowers make a payment in a currency other than the currency in which the amount to be paid is expressed, the Bank shall use reasonable efforts to convert such amount promptly into such currency in accordance with its usual and customary practice.

    5.4. Computations. All computations of interest on the Loans (other than Prime Rate Loans), unused line fees, Letter of Credit Fees and all other fees and charges shall be based on a 360-day year and paid for the actual number of days elapsed. All computations of interest on Prime Rate Loans shall be based on a 365-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Bank shall disclose to the Borrowers the outstanding amount of the Loans as reflected on the Revolving Credit Note Records from time to time within ten (10) days after notice from the Borrowers requesting such amount. The outstanding amount of the Loans as reflected on the Revolving Credit Note Records from time to time shall be considered correct and binding on the Borrowers unless within five (5) Business Days after receipt of any notice by the Bank of such outstanding amount, the Bank shall notify the Borrowers to the contrary.

    5.5. Substitute Rate. If the Bank shall have reasonably determined (which determination shall be conclusive and binding absent manifest error) that

(a)
by reason of circumstances affecting the relevant market, US Dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Bank in the London interbank market; or

(b)	by reason of circumstances affecting the Bank in the London interbank market, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Loans of any duration; or

(c)	the LIBOR Rate does not adequately and fairly reflect the cost to the Bank of funding LIBOR Rate Loans that the Borrowers have requested,

the Bank shall forthwith give telephonic notice of such determination, confirmed in writing, to the Borrowers, and upon delivery of such notice, all LIBOR Rate Loans shall automatically convert, at the Borrowers' option, either (i) to Prime Rate Loans or (ii) to LIBOR-Reference Banks Loans. Until any such notice has been withdrawn by the Bank, no further Loans shall be made as, or converted into, LIBOR Rate Loans.

    5.6. LIBOR Rate Lending Unlawful. If the Bank shall determine (which determination shall, upon notice thereof to the Borrowers be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan as, or to convert any Loan into, a LIBOR Rate Loan of a certain duration, all LIBOR Rate Loans of such type shall automatically convert into LIBOR-Reference Banks Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion. For purposes of this Credit Agreement, in the event of such a conversion, all LIBOR-Reference Banks Loans shall be treated (except as to interest rate) as equivalent to a LIBOR Rate Loan of similar amount and Interest Period. For greater certainty, all provisions of this Credit Agreement relating to LIBOR Rate Loans shall apply equally to LIBOR-Reference Banks Loans, including, but not limited to the manner in which LIBOR-Reference Banks Loans are requested, continued, converted, the manner in which interest accrues, is payable, principal payments are made, whether voluntary or involuntary, as well as any penalties, increased costs or taxes associated with any of the foregoing.

    5.7. Increased Costs. If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a) shall subject the Bank to any tax, duty or other charge with respect to its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Bank or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Bank is organized or in which the Bank’s principal executive office is located); or

(b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrowers shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

    5.8. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the Loans made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance (other than a circumstance in which the Bank's capital is required to be increased because of losses on loans to other borrowers), then, in any such case upon notice from time to time by the Bank to the Borrowers, the Borrowers shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return. A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

    5.9. Certificate. A certificate setting forth any additional amounts payable pursuant to §§5.7 or 5.8 and a brief explanation of such amounts which are due, submitted by the Bank or the Bank to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.

    5.10. Indemnity. The Borrowers agree to indemnify the Bank and to hold the Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Bank may sustain or incur as a consequence of (i) default by the Borrowers in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (ii) default by any Borrower in making a borrowing or conversion after such Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with §2.6 or §2.7 or (iii) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Loan to a Prime Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain any such Loans.

    5.11. Interest After Default. During the continuance of a Default or an Event of Default the principal of the Loans and all other amounts payable hereunder or under any of the other Loan Documents shall, until such Default or Event of Default has been cured or remedied bear interest at a rate per annum (a) in the case of the Loans, equal to two percentage points (2%) above the rate of interest otherwise applicable to such Loans pursuant to §2.5, and (b) in the case of all such other amounts, equal to two percentage points (2%) above the rate of interest otherwise applicable to Prime Rate Loans pursuant to §2.5.

    5.12. Indemnifiable Events.

(a) Should an event referred to in Section 5.5, 5.6, 5.7, or 5.8 occur that results in an additional amount or amounts due by Borrower to Bank (an “Indemnifiable Event”), Bank shall notify Borrower of the Indemnifiable Event. To the extent the Indemnifiable Event is not addressed by an adjustment to the LIBOR Lending Rate, the LIBOR-Referenced Banks Lending Rate, or the Prime Rate, as applicable, the Borrower and Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day that Borrower receives notice, an adjustment that will adequately compensate Bank. If the Borrower and Bank are unable to agree to an adjustment amount within thirty (30) days of the day that Borrower receives notice, then Borrower shall within 15 days after demand by the Bank, pay to the Bank such additional amount or amounts as are necessary to compensate Bank in accordance with the applicable section. A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(b) In all cases, should the Borrower’s prepayment of any Obligations or the Borrower’s reduction of a Commitment in accordance with Section 2.3 result in the reduction or elimination of the additional amount or amounts that would otherwise be due Bank pursuant to sections 5.5,5.6,5.7 or 5.8, then Borrower may at its sole discretion prepay such Obligations or reduce the commitment under this Agreement.

    (c) A change in the LIBOR Reserve Percentage shall not constitute an Indemnifiable Event for the purposes of this Section 5.12.

6. REPRESENTATIONS AND WARRANTIES OF THE BORROWERS.

Each Borrower represents and warrants to the Bank as follows:

    6.1. Corporate Authority.

           6.1.1. Incorporation; Good Standing. Each of Rogers US and its Subsidiaries (i) is a corporation or other limited liability entity duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation except, in the case of Foreign Subsidiaries that are not Borrowers, where the failure to be so organized, existing or in good standing would not have a Material Adverse Effect, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

        6.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrowers or any of their respective Subsidiaries are or are to become a party and the transactions contemplated hereby and thereby (i) are within the authority (corporate or otherwise) of such Person, (ii) have been duly authorized by all necessary proceedings (corporate or otherwise), (iii) to the knowledge of the Borrowers or any of their respective Subsidiaries, do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to any Borrower or any of its Subsidiaries and (iv) do not conflict with any provision of the charter or bylaws of, or any agreement or other instrument binding upon, any Borrower or any of its Subsidiaries.

          6.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrowers or any of their respective Subsidiaries are or are to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

    6.2. Governmental Approvals. The execution, delivery and performance by the Borrowers and any of their respective Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrowers or any of their respective Subsidiaries are or are to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

    6.3. Title to Properties; Leases. Except as indicated on Schedule 6.3 hereto and except for property and assets disposed of pursuant to §8.5.2, Rogers US and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of Rogers US and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets either singly or in the aggregate (i) the failure of which to be owned by Rogers US or a Subsidiary would not have a Material Adverse Effect, or (ii) sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

    6.4. Financial Statements and Projections.

        6.4.1. Fiscal Year. Except as set forth in Schedule 6.4.1, Rogers US and each of its Domestic Subsidiaries has a fiscal year which is the twelve months beginning on the Monday nearest January 1 and ending on the Sunday nearest December 31 of each year.

         6.4.2. Financial Statements. There has been furnished to the Bank a consolidated balance sheet of Rogers US and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of Rogers US and its Subsidiaries for the fiscal year then ended, each certified by Ernst & Young LLP. Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of Rogers US as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of Rogers US or any of its Subsidiaries as of such date involving material amounts, known to the officers of Rogers US, which were not disclosed in such balance sheet and the notes related thereto.

         6.4.3. Projections. The projections of the annual operating budgets of Rogers US and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2006 to 2010 fiscal years of Rogers US, copies of which have been delivered to the Bank, disclose all material assumptions made with respect to general economic, financial and market conditions used in formulating such projections. To the knowledge of Rogers US or any of its Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of Rogers US and its Subsidiaries of the results of operations and other information projected therein.

    6.5. No Material Changes, Solvency etc. (a) Since the Balance Sheet Date there has occurred no materially adverse change in the financial condition or business of Rogers US and its Subsidiaries as shown on or reflected in the consolidated balance sheet of Rogers US and its Subsidiaries as at the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any Material Adverse Effect. Since the Balance Sheet Date, no Borrower has made any Distributions other than as permitted by §8.4.

(b) Except as disclosed on Schedule 6.5(b), Rogers US and each of its Subsidiaries (both before and after giving effect to the transactions contemplated by this Credit Agreement and the other Loan Documents) (i) is solvent, (ii) has assets having a fair value in excess of its liabilities, (iii) has assets having a fair value in excess of the amount required to pay its liabilities on existing debts as such debts become absolute and matured, and (iv) has, and expects to continue to have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

    6.6. Franchises, Patents, Copyrights, etc. Each of Rogers US and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, except where the failure to possess any of the foregoing would not, either in any case or in the aggregate, have a Material Adverse Effect.

    6.7. Litigation. Except as set forth in Schedule 6.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against any Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, would be reasonably likely, either in any case or in the aggregate, to +have a Material Adverse Effect, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of Rogers US and its Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

    6.8. No Materially Adverse Contracts, etc. Neither Rogers US nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. Neither Rogers US nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of Rogers US's officers, to have a Material Adverse Effect.

    6.9. Compliance with Other Instruments, Laws, etc. Neither Rogers US nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect.

    6.10. Tax Status. Rogers US and its Subsidiaries (i) to their knowledge have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (ii) to their knowledge have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (iii) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be overdue by the taxing authority of any jurisdiction except for those being contested in good faith and by appropriate proceedings, and (except in respect of such contested taxes) the officers of the Borrowers know of no basis for any such claim. On the Closing Date, neither Rogers US nor its Subsidiaries is the subject of an ongoing audit conducted by the Internal Revenue Service or an agency having equivalent authority in any other country, except as otherwise set forth on Schedule 6.10.

    6.11. No Event of Default. No Default or Event of Default has occurred and is continuing.

    6.12. Holding Company and Investment Company Acts. Neither Rogers US nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

    6.13. Absence of Financing Statements, etc. To the knowledge of Rogers US or any of its Subsidiaries, after reasonable inquiry, and except with respect to the liens set forth on Schedule 8.2 and other Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of any Borrower or any of its Subsidiaries or any rights relating thereto.

    6.14. Certain Transactions. Except for arm's length transactions pursuant to which Rogers US or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than Rogers US or such Subsidiary could obtain from third parties, none of the officers, directors, or to the knowledge of the Borrowers employees of Rogers US or any of its Subsidiaries is presently a party to any transaction with Rogers US or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

    6.15. Employee Benefit Plans.

          6.15.1. In General. Each Employee Benefit Plan and each Guaranteed Pension Plan (each, a "Plan") has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA, except where such noncompliance would not have a Material Adverse Effect.

        6.15.2. Terminability of Welfare Plans. No Employee Benefit Plan that is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA provides benefit coverage subsequent to termination of employment, except as set forth on Schedule 6.15 or as required by Title I, Part 6 of ERISA or the applicable state insurance laws. The Borrowers may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrowers without liability to any Person other than for claims arising prior to termination.

        6.15.3. Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither Rogers US nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid when due) has been incurred by Rogers US or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the valuation of each Guaranteed Pension Plan dated as of January 1, 2006, and on the actuarial methods and assumptions employed for that valuation, as of January 1, 2006 the benefit liabilities of each such Guaranteed Pension Plan within the meaning of §4001 of ERISA did not exceed the value of the assets of such Guaranteed Pension Plan by more than $500,000.

        6.15.4. Multiemployer Plans. Neither Rogers US nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither Rogers US nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

6.16. Use of Proceeds.

        6.16.1. General. The proceeds of the Loans shall be used on the Closing Date to repay all existing Indebtedness, if any, outstanding under the Existing Bank of America Agreement and thereafter for (i) working capital, Capital Expenditures and other lawful general corporate purposes, and (ii) acquisitions, in each case subject to the terms and conditions of this Agreement. The Borrowers will obtain Letters of Credit solely for general corporate purposes.

        6.16.2. Regulations U and X. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

        6.16.3. Ineligible Securities. No portion of the proceeds of any Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within 30 days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

6.17. Environmental Compliance. Except as disclosed on Schedule 6.17:

(a) to the best of the knowledge of Rogers US or its Domestic Subsidiaries, none of Rogers US, its Domestic Subsidiaries or any of the Real Estate currently owned or leased by any one or more of them or in respect of which any of them is an "operator" within the meaning of that term as used in 42 U.S.C. §§9601 et seq. is in violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any analogous state or local statute, regulation, ordinance, order or decree (hereinafter "Environmental Laws"), which violation would have a Material Adverse Effect;

(b) neither Rogers US nor any of its Domestic Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Rogers US or any of its Domestic Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) in connection with such third party's incurrence of costs, expenses, losses or damages of any kind whatsoever caused by the release of Hazardous Substances; and

(c) to the knowledge of Rogers US or its Domestic Subsidiaries after reasonable inquiry, (i) no portion of the Real Estate currently owned or leased by any one or more of them or in respect of which any of them is an "operator" within the meaning of that term as used in 42 U.S.C. §§9601 et seq. has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws (A) at any time since 1995; or (B) between 1980 and 1995, other than matters which have been closed and could not reasonably be expected to be reopened and as to which the failure to comply with such laws would not have a Material Adverse Effect; or (C) prior to 1980, other matters as to which the failure to comply with such laws would not have a Material Adverse Effect; (ii) no underground tank or other underground storage receptable for Hazardous Substances is located on any portion of that Real Estate except in accordance with applicable Environmental Law; (iii) in the course of any business or operations conducted by Rogers US, its Domestic Subsidiaries or other operators of its properties, no Hazardous Substances are currently being generated or are currently being used on the Real Estate except in accordance with applicable Environmental Laws; (iv) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the Real Estate currently owned or leased by any one or more of them or in respect of which any of them is an "operator" within the meaning of that term as used in 42 U.S.C. §§9601 et seq. of Rogers US or its Domestic Subsidiaries, which releases would have a Material Adverse Effect; (v) there have been no releases from any real property in the vicinity of any of the Real Estate currently owned or leased by any one or more of them or in respect of which any of them is an "operator" within the meaning of that term as used in 42 U.S.C. §§9601 et seq. which, through soil or groundwater contamination, may have come to be located on that Real Estate, and which would have a Material Adverse Effect; and (vi) any Hazardous Substances that have been generated on any of the Real Estate currently owned or leased by any one or more of them or in respect of which any of them is an "operator" within the meaning of that term as used in 42 U.S.C. §§9601 et seq. have been transported offsite by carriers having an identification number issued by the EPA, treated or disposed of by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws at the time of such transportation, treatment or disposal.

    6.18. Subsidiaries, etc. The only Subsidiaries of each of the Borrowers are set forth on Schedule 6.18 hereto. Except as set forth on Schedule 6.18 hereto or as permitted by §8.3, neither Rogers US nor any Subsidiary of Rogers US has an interest in any Joint Venture or is engaged in any partnership with any other Person.

    6.19. Disclosure. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to Rogers US or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading. There is no fact known to Rogers US or any of its Subsidiaries which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

7. AFFIRMATIVE COVENANTS OF THE BORROWERS.

Each Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or the Bank has any obligation to make any Loans or to issue, extend or renew any Letters of Credit:

    7.1. Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the fees, and all other amounts provided for in this Credit Agreement and the other Loan Documents to which any Borrower or any of their respective Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

    7.2. Maintenance of Office. Rogers US will maintain its chief executive office in Rogers, Connecticut, or at such other place in the United States of America as Rogers US shall designate upon written notice to the Bank, where notices, presentations and demands to or upon the Borrowers in respect of the Loan Documents to which any Borrower is a party may be given or made. Rogers Barbados will maintain its chief executive office in Fidelity House, Wildey Business Park, St. Michael, Barbados, or at such other place in Barbados as Rogers Barbados shall designate. Rogers China will maintain its chief executive office in 338 Shenshu Road, Suzhou Industrial Park, Suzhou, People's Republic of China, or at such other place in China as Rogers China shall designate. Rogers Belgium will maintain its chief executive office in Afrikalaan 188, B-9000, Gent, Belgium, or at such other place in Belgium as Rogers Belgium shall designate. Rogers Suzhou will maintain its chief executive office in 399 Suhong Zhong Road, Suzhou Industrial Park, Suzhou, People's Republic of China, or at such other place in China as Rogers Suzhou shall designate.

    7.3. Records and Accounts. Rogers US will (i) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles, (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (iii) at all times engage Ernst & Young LLP or other independent certified public accountants satisfactory to the Bank as the independent certified public accountants of Rogers US and its Subsidiaries (on a consolidated basis) and will not permit more than thirty (30) days to elapse between the cessation of such firm's (or any successor firm's) engagement as the independent certified public accountants of Rogers US and its Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Bank.

    7.4. Financial Statements, Certificates and Information. The Borrowers will deliver to the Bank:

(a) as soon as practicable, but in any event not later than the earlier of (i) five (5) days after filing the same with the Securities and Exchange Commission or (ii) one hundred twenty (120) days after the end of each fiscal year of Rogers US, Rogers US shall (x) post on its website the consolidated balance sheet of Rogers US and its Subsidiaries, as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified without qualification (other than a qualification regarding changes in generally accepted accounting principles) by Ernst & Young LLP or by other independent certified public accountants satisfactory to the Bank, and (y) notify the Bank that Rogers US has posted such information on its website;

(b) as soon as practicable, but in any event not later than sixty (60) days after the end of each of the fiscal quarters of Rogers US, copies of the unaudited consolidated balance sheet of Rogers US and its Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for such fiscal quarter and for the portion of Rogers US's fiscal year then elapsed, each setting forth in comparative form the figures for the comparable periods in the previous fiscal year (where applicable), all such consolidated statements to be in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by a principal financial accounting officer of Rogers US that the information contained in such financial statements fairly presents the financial position of Rogers US and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by a principal financial or accounting officer of Rogers US in substantially the form of Exhibit C hereto (a "Compliance Certificate") setting forth in reasonable detail computations evidencing compliance with the covenants contained in §9 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

(d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of Rogers US;

(e) not later than May 1 of each year, (i) a budget for the fiscal year of Rogers US and (ii) projections of Rogers US and its Subsidiaries for the current fiscal year and the two (2) subsequent fiscal years, updating those projections delivered to the Bank and referred to in §6.4.3 or, if applicable, updating any later such projections delivered pursuant to this §7.4(e); and

(f) from time to time such other financial data and information (including a standard annual accountants' management letter) as the Bank may reasonably request.

    7.5. Notices.

   7.5.1. Defaults. The Borrowers will promptly notify the Bank in writing of the occurrence of any Default or Event of Default.

   7.5.2. Environmental Events.The Borrowers will promptly give notice to the Bank (i) of any violation of any Environmental Law that Rogers US or any of its Domestic Subsidiaries reports in writing to any federal, state or local environmental agency and may reasonably be expected to have a Material Adverse Effect, and (ii) any written notice from any federal, state or local environmental agency or board of potential environmental liability that may reasonably be expected to have a Material Adverse Effect.

   7.5.3. Notice of Litigation and Judgments. Each Borrower will, and will cause each of its Subsidiaries to, give notice to the Bank in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting such Borrower or any of its Subsidiaries or to which such Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against such Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and stating the nature and status of such litigation or proceedings. Each Borrower will, and will cause each of its Subsidiaries to, give notice to the Bank, in writing, in form and detail satisfactory to the Bank, within ten (10) days of any judgment not covered by insurance, final or otherwise, against such Borrower or any of its Subsidiaries in an amount in excess of $5,000,000.

   7.5.4. Notice of Underfunding. The Borrowers will promptly notify the Bank if at any time, based on the latest valuation of each Guaranteed Pension Plan, and on the actuarial methods and assumptions employed for that valuation, the benefit liabilities of each such Guaranteed Pension Plan within the meaning of §4001 of ERISA exceed 111% of the value of the assets of such Guaranteed Pension Plan.

    7.6. Corporate Existence; Maintenance of Properties. Each Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company. It (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §7.6 shall prevent any Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of such Borrower, desirable in the conduct of its or their business and would not have a Material Adverse Effect.

    7.7. Insurance. Each Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

    7.8. Taxes. Each Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property, other than amounts not to exceed $5,000.00 where the failure to make such payment would not constitute a Material Adverse Effect; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that such Borrower and each Subsidiary of such Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

    7.9. Inspection of Properties and Books, etc.

   7.9.1. General. Each Borrower shall permit the Bank, through any of the Bank's designated representatives, to visit and inspect any of the properties of such Borrower or any of its Subsidiaries, to examine the books of account of such Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Bank may reasonably request and, in the absence of a Default or Event of Default, at the Bank's cost and with reasonable advance notice.

   7.9.2. Communications with Accountants. Each Borrower authorizes the Bank to communicate directly with such Borrower's independent certified public accountants and authorizes such accountants to disclose to the Bank any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of such Borrower or any of its Subsidiaries. At the request of the Bank, each Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §7.9.2.

    7.10. Compliance with Laws, Contracts, Licenses, and Permits. Each Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with (i) the applicable laws and regulations wherever its business is conducted, (ii) the provisions of its charter documents and by-laws, (iii) all agreements and instruments by which it or any of its properties may be bound and (iv) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which such Borrower or such Subsidiary is a party, such Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of such Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Bank with evidence thereof.

    7.11. Compliance with Environmental Laws. Each Borrower will, and will cause each of its Domestic Subsidiaries to, comply with all applicable Environmental Laws and the terms of any permits, licenses or approvals required for the operation of such Borrower's or any Domestic Subsidiaries' businesses or Real Estate currently owned, leased or "operated" within the meaning of 42 U.S.C. §§9601 et seq. by any one or more of them, other than where such failure to comply could not result in a fine, judgment, penalty or other levy in excess of $10,000.00 and could not result in an order of any court or administrative or regulatory agency enjoining or otherwise preventing the use of any material part of such Borrower's or any Domestic Subsidiary's business.

    7.12. Employee Benefit Plans. Each Borrower will (i) promptly upon request of the Bank, furnish to the Bank a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch, furnish to the Bank any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA.

    7.13. Use of Proceeds. The Borrowers will use the proceeds of the Loans and will obtain Letters of Credit solely for the purposes described in §6.16.1.

    7.14. Additional Subsidiaries. If, after the Closing Date, any Borrower or any of its Subsidiaries creates or acquires, either directly or indirectly, any Subsidiary, or acquires an interest in any Joint Venture, it will, on or before the last date of the fiscal quarter in which such creation or acquisition occurs, notify the Bank of such creation or acquisition, as the case may be, and provide the Bank with an updated Schedule 6.18 hereof. Rogers US will cause each Domestic Subsidiary (other than World Properties) created, acquired or existing on or after the Closing Date to become a Guarantor within thirty (30) days of such Domestic Subsidiary having been created, acquired or existing, and shall cause such Domestic Subsidiary to execute and deliver to the Bank a Guaranty, together with a legal opinion in form and substance reasonably satisfactory to the Bank opining as to the authorization, validity and enforceability of such Guaranty.

    7.15. Further Assurances. Each Borrower will, and will cause each of its Subsidiaries to, cooperate with the Bank and execute such further instruments and documents as the Bank shall reasonably request to carry out to its satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

8. CERTAIN NEGATIVE COVENANTS OF THE BORROWERS.

Each Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or the Bank has any obligation to make any Loans or to issue, extend or renew any Letters of Credit:

    8.1. Restrictions on Indebtedness. Each Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than the following (each of which categories shall be interpreted as being separately permitted, notwithstanding any overlap among such categories):

(a) Indebtedness to the Bank arising under any of the Loan Documents;

(b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c) Indebtedness (i) incurred in connection with the secured financing of any real or personal property by Rogers US or any of its Subsidiaries, (ii) under any Synthetic Lease or (iii) under any Capitalized Lease, provided that the aggregate principal amount of such Indebtedness (including under any such Synthetic Lease or Capitalized Lease) of Rogers US and its Subsidiaries shall not exceed the aggregate amount of $10,000,000 at any one time;

(d) Indebtedness of Rogers US and its Domestic Subsidiaries existing on the date hereof and listed and described on Schedule 8.1(d) hereto;

(e) Indebtedness of Rogers US's Foreign Subsidiaries existing on the date hereof and listed and described on Schedule 8.1(e) hereto;

(f) Indebtedness (i) of a Subsidiary of Rogers US to Rogers US or to another Subsidiary of Rogers US, (ii) of Rogers US to any Guarantor, or (iii) of Rogers US to World Properties in an aggregate principal amount not to exceed $20,000,000; provided that in each of cases (ii) and (iii) above, such Indebtedness shall be subordinated to the Obligations on terms and conditions satisfactory to the Bank;

(g) [Intentionally Omitted]

(h) Indebtedness of Foreign Subsidiaries (other than as permitted by §8.1(f)) which, when aggregated with amounts outstanding under §8.1(e), shall not exceed fifty percent (50%) of Consolidated Foreign Tangible Assets at any time;

(i) [Intentionally Omitted]

(j) Indebtedness in respect of Derivative Contracts entered into solely for hedging (and not speculative) purposes in the ordinary course of Rogers US's (or the applicable Subsidiary's) business; and

(k) unsecured Indebtedness of the Borrowers and Rogers US's Domestic Subsidiaries other than as permitted by clauses (a) through (j) above; provided that the aggregate principal amount of all such Indebtedness shall not exceed $25,000,000 at any time outstanding.

    8.2. Restrictions on Liens. Each Borrower will not, and will not permit any of its Subsidiaries to, (i) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (ii) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (iii) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (iv) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (v) sell, assign, pledge or otherwise transfer any "receivables" as defined in clause (vii) of the definition of the term "Indebtedness," with or without recourse; or (vi) enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits such Borrower or any of its Subsidiaries from creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest other than in favor of the Bank under the Loan Documents and other than customary anti-assignment provisions in leases and licensing agreements entered into by such Borrower or such Subsidiary in the ordinary course of its business, provided that such Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist the following (each of which categories shall be interpreted as being separately permitted, notwithstanding any overlap among such categories):

            (a) liens in favor of Rogers US on all or part of the assets of Subsidiaries of Rogers US securing Indebtedness owing by Subsidiaries of Rogers US to Rogers US;

(b) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

(c) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

(d) liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which Rogers US or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(e) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

(f) encumbrances on real property owned by Rogers US or a Subsidiary consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, which defects and irregularities do not individually or in the aggregate have a Material Adverse Effect; and landlord's or lessor's liens under leases to which Rogers US or a Subsidiary of Rogers US is a party;

(g) liens existing on the date hereof and listed on Schedule 8.2 hereto;

(h) purchase money security interests in, title retention agreements in, conditional sales agreements for, purchase money mortgages on or other single asset liens on real or personal property securing Indebtedness of the type and amount permitted by §8.1(c), which security interests, mortgages or liens cover only the applicable real or personal property and do not extend to any other assets or properties of Rogers US or its Subsidiaries;

(i) liens or security interests arising pursuant to or in connection with the Economic Development and Manufacturing Assistance Act of 1990 (the "Act") set forth in Sections 32-220 to 32-234 of Chapter 5881 of Title 32 of the General Statutes of Connecticut Revision of 1958, Revised to 1996 as the same may be amended from time to time (the "Connecticut Statutes") and as set forth in Connecticut tax code (the "Connecticut Tax Code") Section 12-81(70) and (72) of Chapter 201 of Title 12 of the Connecticut Statues (the lien described in this clause (i) shall be limited to transactions in which tax credits or exemptions are granted to purchasers under the Act and the Connecticut Tax Code arising from the purchase of specific machinery and equipment);

(j) liens or security interests in, or pledges or assignments of, life insurance policies owned by Rogers US or any of its Subsidiaries securing borrowings against the cash value of said policies provided that the Indebtedness in respect of such borrowings is permitted by §8.1(g);

(k) liens on the assets and properties of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted by §8.1(h); and

(l) unrecorded minor liens, leases or encumbrances on the Real Estate or other assets of Rogers US and its Subsidiaries which do not interfere materially with the use of the property or assets affected in the ordinary course of such Person's business and do not secure Indebtedness for borrowed money.

    8.3. Restrictions on Investments. Each Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in the following (each of which categories shall be interpreted as being separately permitted, notwithstanding any overlap among such categories):

(a) marketable direct or guaranteed obligations of the United States of America or any state or city therein, in each case that mature within two (2) years from the date of purchase by Rogers US; provided that such obligations of any such state or city shall have a long-term credit rating of not less than "A" by Moody's Investors Service, Inc. and Standard & Poors Ratings Services;

(b) Investments made in accordance with the Investment Policy adopted by Rogers US's Board of Directors as in effect on the date hereof, a copy of which has been furnished to the Bank;

(c) Investments in Foreign Subsidiaries in accordance with the following:

(i) if the Senior Funded Debt to EBITDA Ratio is less than or equal to 3.5:1.0, there shall be no limitation on the amount of such Investments;

(ii) if the Senior Funded Debt to EBITDA Ratio is greater than 3.5:1.0, and Domestic Net Assets are equal to or greater than $120,000,000, the maximum amount of such Investments (including any Investments of the kind described in Sections 8.1(f) and 8.3(f)) at any one time shall be $75,000,000; and

(iii) if the Senior Funded Debt to EBITDA Ratio is greater than 3.5:1.0, and Domestic Net Assets are less than $120,000,000, the maximum amount of such Investments (including any Investments of the kind described in Sections 8.1(f) and 8,3(f)) at any one time shall be $50,000,000.

(d) [intentionally omitted];

(e) Investments existing on the date hereof (including existing Investments in the Foreign Subsidiaries and Joint Ventures) and listed on Schedule 8.3 hereto;

(f) Investments with respect to Indebtedness permitted by §8.1(f);

(g) (i) Investments by the Guarantors consisting of the Guaranty, (ii) Investments by any Subsidiary in Rogers US, (iii) Investments by Rogers US in any Guarantor, and (iv) Investments in World Properties not to exceed $750,000 at any time outstanding;

(h) Investments in Joint Ventures in accordance with the following:

(i) if the Senior Funded Debt to EBITDA Ratio is less than or equal to 3.5:1.0, there shall be no limitation on the amount of such Investments;

(ii) if the Senior Funded Debt to EBITDA Ratio is greater than 3.5:1.0, and Domestic Net Assets are equal to or greater than $120,000,000, the maximum amount of such Investments at any one time shall be $40,000,000; and

(iii) if the Senior Funded Debt to EBITDA Ratio is greater than 3.5:1.0, and Domestic Net Assets are less than $120,000,000, the maximum amount of such Investments at any one time shall be $30,000,000.

(i) Investments in respect of Guarantied JV/Foreign Indebtedness permitted by §8.1(i);

(j) Investments in respect of guaranties by Rogers US or any of its Domestic Subsidiaries of contractual obligations (not constituting Indebtedness) of Foreign Subsidiaries or Joint Ventures requiring payments in any fiscal year in excess of $500,000 ("Material JV/Foreign Contracts"); provided that the aggregate amount of required payments under all such guarantied Material JV/Foreign Contracts shall not exceed $5,000,000 in any fiscal year of Rogers US;

(k) Investments consisting of promissory notes received as proceeds of asset dispositions permitted by §8.5.2;

(l) Investments consisting of loans and advances to employees or former employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $1,500,000 in the aggregate at any time outstanding;

(m) Investments in respect of mergers, consolidations and acquisitions permitted by §8.5.1; and

(n) Investments other than as permitted by clauses (a) through (m) above; provided that the aggregate amount of all such Investments shall not exceed $750,000 at any time outstanding.

For the avoidance of doubt, the foregoing restrictions shall not apply to investments made by any Guaranteed Pension Plan or Multiemployer Plan or so-called "Rabbi Trust" established for the benefit of directors or executives of Rogers US (or former executives or directors).

    8.4. Distributions. No Borrower will make any Distributions unless no Default or Event of Default shall have occurred and be continuing or shall arise from such Distribution.

    8.5. Merger, Consolidation and Disposition of Assets.

           8.5.1. Mergers and Acquisitions. Each Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except:

(i) the merger or consolidation of one or more of the Subsidiaries of Rogers US with and into Rogers US,

(ii)	the merger or consolidation of two or more Subsidiaries of Rogers US,

(iii)
mergers or consolidations with or stock or asset acquisitions of entities or businesses that are in the same or a related line of business as Rogers US or any of its Subsidiaries and which have been approved by the board of directors or equivalent governing body of the entity or business to be acquired; provided that (x) in the case of mergers or consolidations Rogers US or a Subsidiary is the survivor thereof, (y) no Default or Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to such transaction, and (z) if the aggregate consideration for such stock or asset acquisition is $35,000,000 or more, prior to consummating such acquisition Rogers US (A) shall have delivered to the Bank projections, prepared based on assumptions and otherwise in a manner reasonably satisfactory to the Bank, of the balance sheets, statements of income and cash flows of Rogers US and its Subsidiaries for the forthcoming period of four fiscal quarters after giving effect to such acquisition, and (B) based on the projections referred to in clause (A) above, shall have demonstrated to the reasonable satisfaction of the Bank that (x) both immediately before and immediately after giving effect to such acquisition the Borrowers are and will be in compliance with the financial covenants set forth in §9 on a Pro Forma Basis and (y) the Borrowers can reasonably be expected to remain in compliance with the financial covenants set forth in §9 for such forthcoming period of four fiscal quarters.

           8.5.2. Disposition of Assets. Each Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any sale or other disposition of assets, except the following (each of which categories shall be interpreted as being separately permitted, notwithstanding any overlap among such categories):

(a) Rogers US and its Subsidiaries may sell inventory, license intellectual property and dispose of obsolete assets, in each case in the ordinary course of business consistent with past practices;

(b) Rogers US and its Subsidiaries may transfer intellectual property to World Properties consistent with past practices;

(c) any Guarantor may sell or otherwise dispose of all or any part of its assets to Rogers US or another Guarantor;

(d) Rogers US may sell or otherwise dispose of any assets to a Guarantor;

(e) any Foreign Subsidiary may sell or otherwise dispose of all or any part of its assets to Rogers US, any Guarantor or any other Foreign Subsidiary;

(f) Rogers US or any Subsidiary may sell or otherwise dispose of all or any part of its stock or its assets to any other Person; provided that the aggregate value on the books of Rogers US and its Subsidiaries of the assets so sold or otherwise disposed of (including any dispositions of the assets or stock of World Properties pursuant to §8.11) shall not exceed (i) ten percent (10%) of Consolidated Tangible Assets in any fiscal year of Rogers US, as determined on the last day of the previous fiscal year, and (ii) twenty-five percent (25%) of Consolidated Tangible Assets in the aggregate during the term of this Credit Agreement, as determined on December 31, 2006, it being understood that prior to December 31, 2006 the Borrowers shall be required to comply only with the requirements of subclause (i) of this proviso with respect to such dispositions); and

(g) Rogers US may transfer assets consisting of cash or cash equivalents or stock of Rogers US into a so-called "Rabbi Trust" for the benefit of certain executives or directors of Rogers US (or former executives or directors); provided that the amount of cash or cash equivalents so transferred shall not exceed, in the aggregate, a maximum amount of $25,000,000 during the term of this Agreement.

    8.6. Sale and Leaseback. Each Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby such Borrower or any Subsidiary of such Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that such Borrower or any Subsidiary of such Borrower intends to use for substantially the same purpose as the property being sold or transferred (each, a "Sale/Leaseback Arrangement"); provided that so long as in each case the Indebtedness incurred thereunder is permitted by §8.1(c), Rogers US and its Subsidiaries may (a) enter into Sale/Leaseback Arrangements the aggregate consideration for which does not exceed $5,000,000 during the term of this Credit Agreement, and (b) enter into Sale/Leaseback Arrangements with respect to newly-acquired property purchased no more than sixty (60) days prior to the effective date of such Sale/Leaseback Arrangement.

   8.7. Employee Benefit Plans. Neither Rogers US nor any ERISA Affiliate will:

(a) engage in any "prohibited transaction" within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for Rogers US or any of its Subsidiaries; or

(b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in §302 of ERISA, in excess of 11% for a period of thirty (30) days or more, whether or not such deficiency is or may be waived; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of Rogers US or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

(e) terminate any Guaranteed Pension Plan at any time that the benefit liabilities (with the meaning of §4001 of ERISA) of such Guaranteed Pension Plan exceed the value of the assets of such Plan.

    8.8. Business Activities. Each Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date, in related businesses, and in other businesses consistent with a reasonable business and industry expansion plan.

    8.9. Fiscal Year. Each Borrower will not, and will not permit any of its Subsidiaries to, change the date of the end of its fiscal year from that set forth in §6.4.1, unless any such change (i) will have no Material Adverse Effect and (ii) does not prevent such Borrower and its Subsidiaries from calculating and does not limit the ability of the Bank from readily determining compliance with the provisions of this Agreement, including without limitation the financial covenants set forth in §9.

    8.10. Transactions with Affiliates. Each Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, except in accordance with customary business practices for companies organized in the United States engaged in similar transactions with domestic and international affiliates.

    8.11. Activities of World Properties. Rogers US will not permit World Properties to (a) own or otherwise hold any assets other than patents, trademarks, copyrights and related rights (the "Intellectual Property"), or notes and interest receivable, cash and short term investments received in connection with Intellectual Property licensed or transferred by World Properties, or (b) engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the ownership, licensing, protecting, defending and managing of the Intellectual Property. Rogers US will not permit World Properties to transfer (including pursuant to long-term licenses) the Intellectual Property or its other assets in any way economically or legally equivalent to a sale, except that World Properties may transfer assets in such manner in an amount not to exceed (i) ten percent (10%) of the book value of its total assets in any fiscal year, as determined on the last day of the previous fiscal year, and (ii) twenty-five percent (25%) of the book value of its total assets in the aggregate during the term of this Credit Agreement, as determined on December 31, 2006. Rogers US will not sell or otherwise transfer the stock of World Properties to anyone other than a wholly-owned Subsidiary, nor will it permit World Properties to incur any Indebtedness or to create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets, whether now owned or hereafter acquired, or upon the income or profits therefrom.

    8.12. Modification of Charter Documents. Neither Rogers US nor any of its Subsidiaries will amend or permit to be amended its certificate of incorporation or bylaws, or similar organizational documents without the Bank's prior written consent unless such change or amendment would not have a Material Adverse Effect.

    8.13. Upstream Limitations. Neither Rogers US nor any of its Subsidiaries will enter into, or permit any of their Subsidiaries to enter into, any agreement, contract or arrangement (other than this Credit Agreement and the other Loan Documents) restricting the ability of such Subsidiary to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of whatsoever nature or to make transfers or distributions of all or any part of its assets to any Borrower or any Subsidiary of which such Subsidiary is a Subsidiary.

    8.14. Inconsistent Agreements. Neither Rogers US nor any of its Subsidiaries will, nor will they permit their Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance by any Borrower or any Subsidiary of its obligations hereunder or under any of the Loan Documents.

9. FINANCIAL COVENANTS OF THE BORROWER.

Each Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or the Bank has any obligation to make any Loans or to issue, extend or renew any Letters of Credit:

    9.1. Leverage Ratio. The Borrowers will not, as of the end of any fiscal quarter, permit the Leverage Ratio to exceed 2.00 to 1.00 at any time.

    9.2. Interest Coverage Ratio. The Borrowers will not, as of the end of any fiscal quarter, permit the ratio of (i) EBITDA for any period of four consecutive fiscal quarters ended on such date, to (ii) Consolidated Total Interest Expense for such period to be less than 3.00 to 1.00 at any time.

    9.3. Capital Expenditures. The Borrowers will not make, or permit any Subsidiary of any Borrower to make, Capital Expenditures in any fiscal year that exceed, in the aggregate for all Borrowers and their Subsidiaries:

(a) $75,000,000 if (i) the aggregate cash balances of Rogers US and its Domestic Subsidiaries equal or exceed $35,000,000 at all times during such fiscal year, and (ii) the sum of the Maximum Drawing Amount, all Unpaid Reimbursement Obligations, and the outstanding amount of Loans is less than or equal to 50% of the Total Commitment at all times during such fiscal year; and

(b) otherwise, $50,000,000.

10. CLOSING CONDITIONS.

The obligations of the Bank to make the initial Loans and to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

    10.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Bank. The Bank shall have received a fully executed copy of each of this Credit Agreement, the Notes, and Guaranty and all other Loan Documents.

    10.2. Certified Copies of Charter Documents. The Bank shall have received from each of the Borrowers and each of the Guarantors a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (i) its charter or other incorporation documents as in effect on such date of certification, and (ii) its by-laws as in effect on such date.

    10.3. Corporate Action. All corporate action necessary for the valid execution, delivery and performance by each of the Borrowers and each of the Guarantors of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Bank shall have been provided to the Bank.

    10.4. Incumbency Certificate. The Bank shall have received from each of the Borrowers and each of the Guarantors an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Borrower or such Guarantor, as the case may be, and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of such Borrower or such Guarantor, each of the Loan Documents to which such Borrower or such Guarantor is or is to become a party; (ii) in the case of each Borrower, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (iii) to give notices and to take other action on its behalf under the Loan Documents.

    10.5. Opinion of Counsel. The Bank shall have received favorable legal opinions addressed to the Bank, dated as of the Closing Date, in form and substance satisfactory to the Bank, from Burns & Levinson, counsel to Rogers US and its Subsidiaries.

    10.6. UCC Search Results, etc. The Bank shall be satisfied with the results of all Uniform Commercial Code, Patent and Trademark Office, mortgage, tax and judgment lien search results with respect to Rogers US and its Domestic Subsidiaries in all relevant jurisdictions.

    10.7. Payment of Fees and Expenses. The Borrowers shall have paid to the Bank and all expenses subject to reimbursement under the terms of this Credit Agreement.

    10.8. Termination of Existing Bank of America Agreement. Bank of America shall have received a letter from Rogers US terminating all commitments to lend under the Existing Bank of America Agreement effective on and as of the Closing Date.

    10.9. Payoff Letter. The Bank and Rogers US shall have received a payoff letter from Bank of America, indicating the amount of the loan obligations of Rogers US, if any, under the Existing Bank of America Agreement to be discharged on the Closing Date.

    10.10. Initial Loan Request. The Bank shall have received a Loan Request, if applicable, dated the Closing Date duly completed with the details of all Loans to be made on the Closing Date, if any, together with disbursement instructions from the Borrowers with respect to proceeds thereof.

11. CONDITIONS TO ALL BORROWING
The obligations of the Bank to make any Loan and to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

    11.1. Representations True; No Event of Default. Each of the representations and warranties of any of the Borrowers and their respective Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate do not have a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

    11.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Bank would make it illegal for the Bank to make such Loan or to issue, extend or renew such Letter of Credit. The Bank is not aware, on and as of the Closing Date, of any such law or regulations.

    11.3. Governmental Regulation. The Bank shall have received such statements in substance and form reasonably satisfactory to the Bank as the Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

    11.4. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Bank and the Bank's Special Counsel, and the Bank and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Bank may reasonably request.

12. EVENTS OF DEFAULT; ACCELERATION; ETC.

    12.1. Events of Default and Acceleration. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

(a) any Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) any Borrower or any of its Subsidiaries shall fail to pay any interest on the Loans, the unused fee, any Letter of Credit Fee, any Reimbursement Obligation, or other sums due hereunder or under any of the other Loan Documents, within five (5) days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) any Borrower shall fail to comply with any of its covenants contained in §§7.1, 7.4, 7.5, 7.6 (as it relates to corporate existence), 7.8, 8 or 9;

(d) any Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §12.1) for thirty (30) days after written notice of such failure has been given to the Borrowers by the Bank;

(e) any representation or warranty of any Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f) any Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received (other than trade payables incurred in the ordinary course of business) or in respect of any Capitalized Leases in an aggregate principal amount outstanding of $1,000,000 or more, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases in an aggregate principal amount outstanding of $1,000,000 or more, for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(g) any Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Borrower or any of its Subsidiaries or of any substantial part of the assets of such Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to such Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against such Borrower or any of its Subsidiaries and such Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of such Borrower or any Subsidiary of such Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i) there shall remain in force, undischarged, unsatisfied (unless bonded) and unstayed, for more than forty-five days, whether or not consecutive, any final judgment against any Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against such Borrower or any of its Subsidiaries exceeds in the aggregate $5,000,000;

(j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Bank, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k) any Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $5,000,000, or any Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $3,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Bank determines in its reasonable discretion that such event (A) is reasonably likely to result in liability of such Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $5,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(l) any Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

(m) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect; or

(n) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the outstanding shares of common stock of Rogers US; or, during any period of twelve consecutive calendar months, individuals who were directors of Rogers US on the first day of such period shall cease to constitute a majority of the board of directors of Rogers US;

then, and in any such event, so long as the same may be continuing, the Bank may, by notice in writing to the Borrowers, declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower; provided that in the event of any Event of Default specified in §§12.1(g) or 12.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Bank.

    12.2. Termination of Commitments. If any one or more of the Events of Default specified in §12.1(g) or §12.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and the Bank shall be relieved of all further obligations to make Loans to any Borrower and to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, the Bank may, by notice to the Borrowers, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and the Bank shall be relieved of all further obligations to make Loans and to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve any Borrower or any of its Subsidiaries of any of the Obligations.

    12.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Bank shall have accelerated the maturity of the Loans pursuant to §12.1, the Bank may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to the Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Bank. No remedy herein conferred upon any Bank or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13. SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from the Bank to any Borrower and any securities or other property of any Borrower in the possession of the Bank may be applied to or set off by the Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers to the Bank.

14. JOINT AND SEVERAL LIABILITY.

Notwithstanding anything to the contrary in this Agreement, the Borrowers shall be jointly and severally liable for all of the Obligations.

15. EXPENSES AND INDEMNIFICATION.

    15.1. Expenses. The Borrowers agree to pay (i) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (ii) any taxes (including any interest and penalties in respect thereto) payable by the Bank (other than Excluded Taxes) on or with respect to the transactions contemplated by this Credit Agreement (the Borrowers hereby agreeing to indemnify the Bank with respect thereto), (iii) the reasonable fees, expenses and disbursements of the Bank or any of its affiliates or Bank's Special Counsel or any local counsel to the Bank incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, and (iv) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of the Bank, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Bank, in each case in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against any Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Bank’s relationship with any Borrower or any of its Subsidiaries.

    15.2. Indemnification. Each Borrower agrees to indemnify and hold harmless the Bank and its affiliates (together, the "Indemnitees") from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (i) any actual or proposed use by any Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (ii) any Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (iii) with respect to any Borrower and its Subsidiaries and the Real Estate, (x) the violation of any Environmental Law, or (y) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances in violation of applicable Environmental Laws or any action, suit, proceeding or investigation brought or threatened with respect thereto (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided that the Borrowers shall not be required to indemnify any Indemnitee from and against any claims, actions, suits, liabilities, losses, damages or expenses to the extent the same arises out of such Indemnitee’s own gross negligence or willful misconduct. In litigation, or the preparation therefor, the Bank and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, each Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrowers under this §15.2 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

    15.3. Survival. The covenants contained in this §15 shall survive payment or satisfaction in full of all other Obligations.

16. TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

    16.1. Confidentiality. The Bank agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives (including their respective counsel, auditors and accountants), to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public proprietary information supplied to it by any Borrower or any of its Subsidiaries pursuant to this Credit Agreement that is identified orally or in writing by such Person as being confidential or proprietary (or words of like effect) at the time the same is delivered to the Bank, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §16, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Bank, (d) to bank examiners or any other regulatory authority having jurisdiction over any Bank, or to auditors or accountants, (e) in connection with any litigation to which the Bank is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, or (f) to any participant (or prospective participant) so long as such participant agrees to be bound by the provisions of §18.2. The covenants contained in this §16.1 shall survive payment or satisfaction in full of the Obligations for a period of eighteen (18) months.

    16.2. Prior Notification. Unless specifically prohibited by applicable law or court order, the Bank shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Bank by such governmental agency) or pursuant to legal process.

    16.3. Other. In no event shall the Bank be obligated or required to return any materials furnished to it by any Borrower or any of its Subsidiaries. The obligations of the Bank under this §16 shall supersede and replace the obligations of the Bank under any confidentiality letter in respect of this financing signed and delivered by the Bank to the Borrowers prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from the Bank.

17. SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Bank of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or the Bank has any obligation to make any Loans or to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to the Bank at any time by or on behalf of any Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower or such Subsidiary hereunder unless otherwise specifically provided in such certificate or other paper.

18. PARTICIPATION.

    18.1. Participations.The Bank may sell participations to one or more banks or other entities in all or a portion of the Bank's rights and obligations under this Credit Agreement and the other Loan Documents.

    18.2. Disclosure.Each Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices the Bank may disclose information obtained by the Bank pursuant to this Credit Agreement to participants and potential participants hereunder; provided that such participants or potential participants shall agree (i) to treat in confidence such information unless such information otherwise becomes public knowledge through no fault of the Bank, (ii) not to disclose such information to a third party, except as required by law or legal process and (iii) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation. For purposes of this §18.2 participant or potential participant may include a counterparty with whom the Bank has entered into or potentially might enter into a derivative contract referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document.

    18.3. Assignment by Borrowers. No Borrower shall assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of the Bank.

19. NOTICES, ETC.

Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a) if to the Borrowers, at One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188, Attention: Robert M. Soffer, Vice President and Treasurer or at such other address for notice as the Borrowers shall last have furnished in writing to the Bank; and

(b) if to the Bank, at 90 State House Square, 10th Floor, Hartford, Connecticut 06103, Attention: Patricia D. Donnelly, Vice President, or such other address for notice as the Bank shall last have furnished in writing to the Borrower.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

20. GOVERNING LAW.

THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE PARTIES AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON ANY BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19. EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

21. HEADINGS.

The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

22. COUNTERPARTS.

This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

23. ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §25.

24. WAIVER OF JURY TRIAL.

Each Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. Except as prohibited by law, each Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each Borrower (i) certifies that no representative, agent or attorney of the Bank has represented, expressly or otherwise, that the Bank would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the Bank has been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

25. CONSENTS, AMENDMENTS, WAIVERS, ETC.

Any consent or approval required or permitted by this Credit Agreement to be given by the Bank may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrowers and the written consent of the Bank. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any Borrower shall entitle such Borrower to other or further notice or demand in similar or other circumstances.

26. SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

27. REPRESENTATIONS AND WARRANTIES OF THE BANK.

The Bank represents and warrants to the Borrowers that the execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Bank is a party and the transactions contemplated hereby and thereby (i) are within the authority (corporate or otherwise) of the Bank, (ii) have been duly authorized by all necessary proceedings (corporate or otherwise), (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Bank is subject or any judgment, order, writ, injunction, license or permit applicable to the Bank, and (iv) do not conflict with any provision of the charter or bylaws of, or any agreement or other instrument binding upon, the Bank.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

ROGERS CORPORATION

By: __________________________
Robert D. Wachob
President and Chief Executive Officer

By: ___________________________
Dennis M. Loughran
Vice President-Finance and Chief Financial Officer

ROGERS TECHNOLOGIES (BARBADOS) SRL

By: __________________________
Robert M. Soffer, Manager

ROGERS (CHINA) INVESTMENT CO., LTD

By: __________________________
Robert D. Wachob, Director

By: ___________________________
Robert M. Soffer, Director

ROGERS N.V.

By: __________________________
Robert D. Wachob
President and Chief Executive Officer

By: ___________________________
Dennis M. Loughran
Vice President-Finance and Chief Financial Officer

ROGERS TECHNOLOGIES (SUZHOU) CO. LTD.

By: __________________________
Robert D. Wachob, Director

By: ___________________________
Robert M. Soffer, Director

CITIZENS BANK OF CONNECTICUT

By: __________________________________
Patricia D. Donnelly
Vice President

EXHIBIT A

REVOLVING CREDIT NOTE A

$75,000,000.00	November __, 2006

FOR VALUE RECEIVED, the undersigned Rogers Corporation, a Massachusetts corporation, Rogers Technologies (Barbados) SRL, a corporation organized and existing under the laws of Barbados, Rogers (China) Investment Co., Ltd., a corporation organized and existing under the laws of the People's Republic of China, Rogers N.V., a corporation organized and existing under the laws of Belgium, and Rogers Technologies (Suzhou) Co. Ltd., a corporation organized and existing under the laws of the People's Republic of China (individually, a "Borrower" and collectively, the "Borrowers") hereby jointly and severally promise to pay to the order of Citizens Bank of Connecticut (the "Bank"), a Connecticut stock savings bank, at the Bank's Head Office at 90 State House Square, 10th Floor, Hartford, Connecticut 06103:

(a) prior to or on the Revolving Credit A Maturity Date, the principal amount of SEVENTY-FIVE MILLION DOLLARS ($75,000,000.00) or, if less, the aggregate unpaid principal amount of Loans advanced by the Bank to the Borrowers under Revolving Credit Facility A pursuant to the Multicurrency Revolving Credit Agreement dated as of November __, 2006 (as amended, modified, supplemented or restated and in effect from time to time, the "Credit Agreement"), among the Borrowers and the Bank; and

(b) interest on the principal balance hereof from time to time outstanding, from the Closing Date under the Credit Agreement through and including the repayment in full hereof and termination of all commitments under the Credit Agreement, at the times and at the rates set forth in the Credit Agreement.

This Revolving Credit Note A (the "Note") evidences borrowings under and has been issued by the Borrowers in accordance with the terms of the Credit Agreement. The Bank and any holder hereof is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrowers contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrowers hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrowers have the right in certain circumstances and the obligation in certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

Each Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWERS HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19 OF THE CREDIT AGREEMENT. EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

This Note shall be deemed to take effect as a sealed instrument under the laws of The Commonwealth of Massachusetts.

[Signatures on next page]

  IN WITNESS WHEREOF, the undersigned have caused this Revolving Credit Note to be signed in their corporate names by their duly authorized officers as of the day and year first above written.

ROGERS N.V.

By: __________________________
Robert D. Wachob
President and Chief Executive Officer

By: ___________________________
Dennis M. Loughran
Vice President-Finance and Chief Financial Officer

ROGERS TECHNOLOGIES (BARBADOS) SRL

By: __________________________
Robert D. Wachob
President and Chief Executive Officer

By: ___________________________
Dennis M. Loughran
Vice President-Finance and Chief Financial Officer

ROGERS (CHINA) INVESTMENT CO., LTD.

By: __________________________________
Robert D. Wachob
President and Chief Executive Officer

By: __________________________________
Dennis M. Loughran
Vice President-Finance and Chief Financial Officer

ROGERS N.V.

By: __________________________
Robert D. Wachob
President and Chief Executive Officer

By: ___________________________
Dennis M. Loughran
Vice President-Finance and Chief Financial Officer

ROGERS TECHNOLOGIES (SUZHOU) CO. LTD.

By: __________________________
Robert D. Wachob
President and Chief Executive Officer

By: ___________________________
Dennis M. Loughran
Vice President-Finance and Chief Financial Officer

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

EXHIBIT B

REVOLVING CREDIT NOTE B

$25,000,000.00	November __, 2006

FOR VALUE RECEIVED, the undersigned Rogers Corporation, a Massachusetts corporation, Rogers Technologies (Barbados) SRL, a corporation organized and existing under the laws of Barbados, Rogers (China) Investment Co., Ltd., a corporation organized and existing under the laws of the People's Republic of China, Rogers N.V., a corporation organized and existing under the laws of Belgium, and Rogers Technologies (Suzhou) Co. Ltd., a corporation organized and existing under the laws of the People's Republic of China (individually, a "Borrower" and collectively, the "Borrowers") hereby jointly and severally promise to pay to the order of Citizens Bank of Connecticut (the "Bank"), a Connecticut stock savings bank, at the Bank's Head Office at 90 State House Square, 10th Floor, Hartford, Connecticut 06103:

(a) prior to or on the Revolving Credit B Maturity Date, the principal amount of TWENTY-FIVE MILLION DOLLARS ($25,000,000.00) or, if less, the aggregate unpaid principal amount of Loans advanced by the Bank to the Borrowers under Revolving Credit Facility B pursuant to the Multicurrency Revolving Credit Agreement dated as of November __, 2006 (as amended, modified, supplemented or restated and in effect from time to time, the "Credit Agreement"), among the Borrowers and the Bank; and

(b) interest on the principal balance hereof from time to time outstanding, from the Closing Date under the Credit Agreement through and including the repayment in full hereof and termination of all commitments under the Credit Agreement, at the times and at the rates set forth in the Credit Agreement.

This Revolving Credit Note B (the "Note") evidences borrowings under and has been issued by the Borrowers in accordance with the terms of the Credit Agreement. The Bank and any holder hereof is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrowers contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrowers hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrowers have the right in certain circumstances and the obligation in certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

Each Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWERS HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19 OF THE CREDIT AGREEMENT. EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

This Note shall be deemed to take effect as a sealed instrument under the laws of The Commonwealth of Massachusetts.

[Signatures on next page]

  IN WITNESS WHEREOF, the undersigned have caused this Revolving Credit Note to be signed in their corporate names by their duly authorized officers as of the day and year first above written.

ROGERS N.V.

By: __________________________
Robert D. Wachob
President and Chief Executive Officer

By: ___________________________
Dennis M. Loughran
Vice President-Finance and Chief Financial Officer

ROGERS TECHNOLOGIES (BARBADOS) SRL

By: __________________________
Robert D. Wachob
President and Chief Executive Officer

By: ___________________________
Dennis M. Loughran
Vice President-Finance and Chief Financial Officer

ROGERS (CHINA) INVESTMENT CO., LTD.

By: __________________________________
Robert D. Wachob
President and Chief Executive Officer

By: __________________________________
Dennis M. Loughran
Vice President-Finance and Chief Financial Officer

ROGERS N.V.

By: __________________________
Robert D. Wachob
President and Chief Executive Officer

By: ___________________________
Dennis M. Loughran
Vice President-Finance and Chief Financial Officer

ROGERS TECHNOLOGIES (SUZHOU) CO. LTD.

By: __________________________
Robert D. Wachob
President and Chief Executive Officer

By: ___________________________
Dennis M. Loughran
Vice President-Finance and Chief Financial Officer

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

EXHIBIT C

FORM OF
COMPLIANCE CERTIFICATE

______________, 200__

Citizens Bank of Connecticut
90 State House Square
10th Floor
Hartford, CT 06103

Re: Compliance Certificate

Ladies and Gentlemen:

Reference is made to the Multicurrency Revolving Credit Agreement, dated as of November __, 2006 (as amended, modified, supplemented or restated and in effect from time to time, the "Credit Agreement"), by and among ROGERS CORPORATION, ROGERS TECHNOLOGIES (BARBADOS) SRL, ROGERS (CHINA) INVESTMENT CO., LTD., ROGERS N.V., and ROGERS TECHNOLOGIES (SUZHOU) CO. LTD. (the "Borrowers"), and CITIZENS BANK OF CONNECTICUT (the "Bank"). Capitalized terms used herein without definition that are defined in the Credit Agreement shall have the respective meanings assigned to such terms in the Credit Agreement.

Pursuant to §7.4 of the Credit Agreement, a principal financial or accounting officer of the Borrower hereby certifies to each of you as follows: (a) the information furnished in the calculations attached hereto was true and correct as of the last day of the fiscal [year] [quarter] next preceding the date of this certificate; (b) as of the date of this certificate, there exists no Event of Default or condition which would, with either (or both) the giving of notice or the lapse of time, result in an Event of Default; and (c) the financial statements delivered herewith were prepared in accordance with generally accepted accounting principles (as defined in the Credit Agreement ), except, in the case of quarterly statements, for year-end adjustments and provisions for footnotes.

IN WITNESS WHEREOF, the undersigned officer has executed this Compliance Certificate as of the date first written above.

ROGERS CORPORATION

By: __________________________
Name:
Title:

Compliance Certificate Worksheet

ROGERS CORPORATION

As of __________________

Section

9.1	Leverage Ratio.
(four consecutive fiscal quarters then ended)

A. Total Funded Indebtedness:

	(1)	Indebtedness for borrowed money
		(including notes and bonds):	$
	(2)	plus purchase money Indebtedness:	$
	(3)	plus Indebtedness consisting of reimbursement
		obligations with respect to letters of credit;	$
	(4)	plus Indebtedness with respect to Capitalized Leases:
		and Synthetic Leases	$
	(5)	Total:	$

B. EBITDA:

	(1)	Consolidated Net Income:	$
	(2)	plus depreciation and amortization and similar
		non-cash charges:	$
	(3)	plus income tax expense:	$
	(4)	plus Consolidated Total Interest Expense:	$
	(5)	minus net income (or deficit) of joint ventures,
		except to the extent actually received in cash:	$
	(6)	Total:	$

C. Ratio of A(5) to B(6:)

	D. Maximum Permitted Leverage Ratio:			2.00:1.00

9.2	Interest Coverage Ratio.
(four fiscal quarters then ended)

	A. EBITDA (see 9.1(B)):		$

	B. Consolidated Total Interest Expense:		$

	C. Ratio of A to B:			:

	D. Minimum Required Interest Coverage Ratio:			3.00:1.00

9.3	Capital Expenditures
(any fiscal year)

	A. Capital Expenditures:	$
	B. Maximum Permitted Capital Expenditures	$

SCHEDULE 6.3

ENCUMBRANCES

Liens disclosed on SCHEDULE 8.2

Permitted Liens

[*]

[*] CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 6.4.1

FISCAL YEARS OTHER THAN THOSE ENDING ON THE SUNDAY NEAREST DECEMBER 31ST

None

SCHEDULE 6.5(b)

INSOLVENCY, ETC. OF BORROWER AND SUBSIDIARIES

At July 2, 2006 the following Subsidiaries had liabilities in excess of assets resulting from amounts owed to Rogers Corporation:

Rogers Japan, Inc.

Rogers Southeast Asia, Inc.

Rogers L-K Corp.

TL Properties, Inc.

1

SCHEDULE 6.7

LITIGATION

Rogers Corporation (the “Company”) is currently engaged in the following environmental and legal proceedings:

Environmental Remediation in Manchester, Connecticut

In the fourth quarter of 2002, the Company sold its Moldable Composites Division (MCD) located in Manchester, Connecticut to Vyncolit North America, Inc., a subsidiary of the Perstorp Group, located in Sweden. Subsequent to the divestiture, certain environmental matters were discovered at the Manchester location and Rogers determined that under the terms of the arrangement, the Company would be responsible for estimated remediation costs of approximately $500,000 and recorded this reserve in 2002 in accordance with SFAS No. 5 (FAS 5), Accounting for Contingencies. In the fourth quarter of 2004, the Connecticut Department of Environmental Protection (CT DEP) accepted the Company’s plan of remediation, which was also subsequently accepted by the Town of Manchester. In the second half of 2005, the Company commenced remediation procedures at the site, which was completed in the first half of 2006. Billings related to the remediation approximated the original accrual and are substantially complete as of the end of the second quarter of 2006. The Company is currently in the monitoring stages of the remediation and will be responsible for such monitoring for at least two years after completion of the remediation. The costs of monitoring, which are not expected to be material, will be treated as period expenses as incurred.

Superfund Sites

The Company is currently involved as a potentially responsible party (PRP) in four active cases involving waste disposal sites. In certain cases, these proceedings are at a stage where it is still not possible to estimate the ultimate cost of remediation, the timing and extent of remedial action that may be required by governmental authorities, and the amount of liability, if any, of the Company alone or in relation to that of any other PRPs. However, the costs incurred since inception for these claims have been immaterial and have been primarily covered by insurance policies, for both legal and remediation costs. In one particular case, the Company has been assessed a cost sharing percentage of 2.47% in relation to the range for estimated total cleanup costs of $17 to $24 million. The Company has confirmed sufficient insurance coverage to fully cover this liability and has recorded a liability and related insurance receivable of approximately $0.5 million, which approximates its share of the low end of the range. The Company believes that this remediation will continue for many years.

In all its superfund cases, the Company believes it is a de minimis participant and has only been allocated an insignificant percentage of the total PRP cost sharing responsibility. Based on facts presently known to it, the Company believes that the potential for the final results of these cases having a material adverse effect on its results of operations, financial position or cash flows is remote. These cases have been ongoing for many years and the Company believes that they will continue on for the indefinite future. No time frame for completion can be estimated at the present time.

PCB Contamination

1

The Company has been working with the CT DEP and Environmental Protection Agency (EPA) Region I related to certain polychlorinated biphenyl (PCB) contamination in the soil beneath a section of cement flooring at its Woodstock, Connecticut facility. The Company completed clean-up efforts in 2000 in accordance with a previously agreed upon remediation plan. This Groundwater Remedial Action Plan was prepared to address PCB’s that are present in the shallow groundwater and competent bedrock. The Company is in the process of determining the extent of PCB contamination in the groundwater prior to implementing the Groundwater Remedial Action Plan. In the first quarter of 2006, additional contamination was found in well clusters installed along the edge of the building and the Company subsequently installed additional clusters, which tested negative for contamination. The Company is currently working with the CT DEP to finalize a remedial action plan based on these latest results. The Company cannot estimate the range of future remediation costs based on facts and circumstances known to it at the present time and has not recorded a reserve as of July 2, 2006 related to this issue. The Company believes that this situation will continue for several more years and no time frame for completion can be estimated at the present time. Since inception, the Company has spent approximately $2.5 million in remediation and monitoring costs related to the site.

Asbestos Litigation

☐	Overview

Over the past several years, there has been a significant increase in certain U.S. states in asbestos-related product liability claims brought against numerous industrial companies where the third-party plaintiffs allege personal injury from exposure to asbestos-containing products. The Company has been named, along with hundreds of other industrial companies, as a defendant in some of these claims. In virtually all of these claims filed against the Company, the plaintiffs are seeking unspecified damages or, if an amount is specified, it merely represents jurisdictional amounts or amounts to be proven at trial. Even in those situations where specific damages are alleged, the claims frequently seek the same amount of damages, irrespective of the disease or injury. Plaintiffs’ lawyers often sue dozens or even hundreds of defendants in individual lawsuits on behalf of hundreds or even thousands of claimants. As a result, even when specific damages are alleged with respect to a specific disease or injury, those damages are not expressly identified as to the Company.

The Company did not mine, mill, manufacture or market asbestos; rather, the Company made some limited products, which contained encapsulated asbestos. Such products were provided to industrial users. The Company stopped the manufacture of these products in 1987.

☐	Claims

The Company has been named in asbestos litigation primarily in Illinois, Pennsylvania, and Mississippi. As of July 2, 2006, there were approximately 160 pending claims compared to 215 pending claims at January 1, 2006. The number of open claims during a particular time can fluctuate significantly from period to period depending on how successful the Company has been in getting these cases dismissed or settled. In addition, most of these lawsuits do not include specific dollar claims for damages, and many include a number of plaintiffs and multiple defendants. Therefore, the Company cannot provide any meaningful disclosure about the total amount of the damages sought.

2

The rate at which plaintiffs filed asbestos-related suits against a number of defendants, including the Company, increased in 2001, 2002 and the first half of 2003 because of increased activity on the part of plaintiffs to identify those companies that sold asbestos containing products, but which did not directly mine, mill or market asbestos. In addition, a significant increase in the volume of asbestos-related bodily injury cases arose in Mississippi beginning in 2002 and extended through mid-year 2003. This increase in the volume of claims in Mississippi was apparently due to the passage of tort reform legislation (applicable to asbestos-related injuries), which became effective on September 1, 2003 and which resulted in a large number of claims being filed in Mississippi by plaintiffs seeking to ensure their claims would be governed by the law in effect prior to the passage of tort reform. The number of asbestos-related suits filed against the Company increased in 2004, then decreased in 2005. At this time, the Company cannot accurately estimate if the full year rate of such filings against the Company will continue to decline in 2006.

☐	Defenses

In many cases, plaintiffs are unable to demonstrate that they have suffered any compensable loss as a result of exposure to the Company’s asbestos-containing products. Management continues to believe that a majority of the claimants in pending cases will not be able to demonstrate exposure or loss. This belief is based in large part on two factors: the limited number of asbestos-related products manufactured and sold by the Company and the fact that the asbestos was encapsulated in such products. In addition, even at sites where the presence of an alleged injured party can be verified during the same period those products were used, liability of the Company cannot be presumed because even if an individual contracted an asbestos-related disease, not everyone who was employed at a site was exposed to the Company’s asbestos-containing products. Based on these and other factors, the Company has and will continue to vigorously defend itself in asbestos-related matters.

☐	Dismissals and Settlements

Cases involving the Company typically name 50-300 defendants, although some cases have had as few as 1 and as many as 833 defendants. The Company has obtained dismissals of many of these claims. In the first half of 2006, the Company was able to have approximately 40 claims dismissed, including 18 in the second quarter of 2006, and settled 10 claims, including 4 in the second quarter of 2006. For the full year 2005, the Company previously disclosed that approximately 99 claims were dismissed; however, in the second quarter of 2006, the Company received new information from its legal counsel reporting that approximately 158 claims were dismissed during 2005. Approximately 12 claims were settled in 2005. The majority of costs have been paid by the Company’s insurance carriers, including the majority of costs associated with the small number of cases that have been settled. Payments related to such settlements were approximately $2 million in the first half of 2006, including approximately $1 million in the second quarter of 2006, and $4.4 million in all of 2005. Although these figures provide some insight into the Company’s experience with asbestos litigation, no guarantee can be made as to the dismissal and settlement rate the Company will experience in the future.

Settlements are made without any admission of liability. Settlement amounts may vary depending upon a number of factors, including the jurisdiction where the action was brought, the nature and extent of the disease alleged and the associated medical evidence, the age and occupation of the alleged injured party, the existence or absence of other possible causes of the alleged illness of the alleged injured party, and the availability of legal defenses, as well as whether the action is brought alone or as part of a group of claimants. To date, the Company has been successful in obtaining dismissals for many of the claims and has settled only a limited number. The majority of settled claims were settled for immaterial amounts, and the Company’s insurance carriers have paid the majority of such costs. In addition, to date, the Company has not been required to pay any punitive damage awards.

3

☐	Potential Liability

National Economic Research Associates, Inc. (NERA), a consulting firm with expertise in the field of evaluating mass tort litigation asbestos bodily-injury claims, was engaged to assist the Company in projecting the Company’s future asbestos-related liabilities and defense costs with regard to pending claims and future unasserted claims. Projecting future asbestos costs is subject to numerous variables that are extremely difficult to predict, including the number of claims that might be received, the type and severity of the disease alleged by each claimant, the long latency period associated with asbestos exposure, dismissal rates, costs of medical treatment, the financial resources of other companies that are co-defendants in claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, and the impact of potential changes in legislative or judicial standards, including potential tort reform. Furthermore, any predictions with respect to these variables are subject to even greater uncertainty as the projection period lengthens. In light of these inherent uncertainties, the Company’s limited claims history and consultations with NERA, the Company believes that five years is the most reasonable period for recognizing a reserve for future costs, and that costs that might be incurred after that period are not reasonably estimable at this time. As a result, the Company also believes that its ultimate net asbestos-related contingent liability (i.e., its indemnity or other claim disposition costs plus related legal fees) cannot be estimated with certainty.

☐	Insurance Coverage

The Company’s applicable insurance policies generally provide coverage for asbestos liability costs, including coverage for both resolution and defense costs. Following the initiation of asbestos litigation, an effort was made to identify all of the Company’s primary and excess insurance carriers that provided applicable coverage beginning in the 1950s through the mid-1980s. There appear to be three such primary carriers, all of which were put on notice of the litigation. Marsh Risk Consulting (Marsh), a consulting firm with expertise in the field of evaluating insurance coverage and the likelihood of recovery for asbestos-related claims, has been engaged to work with the Company to project the insurance coverage of the Company for asbestos-related claims. Marsh’s conclusions were based primarily on a review of the Company’s coverage history, application of reasonable assumptions on the allocation of coverage consistent with industry standards, an assessment of the creditworthiness of the insurance carriers, analysis of applicable deductibles, retentions and policy limits, and the experience of NERA and a review of NERA’s report.

☐	Cost Sharing Agreement

To date, the Company’s primary insurance carriers have provided for substantially all of the legal and defense costs associated with its asbestos-related claims. However, as claims continue, the Company and its primary insurance carriers have determined that it would be appropriate to enter into a cost sharing agreement to clearly define the cost sharing relationship among such carriers and the Company. As of November 5, 2004, an interim cost sharing agreement was established that provided that the primary insurance carriers would continue to pay legal and defense costs associated with these claims until a definitive cost sharing arrangement was consummated. A definitive cost sharing agreement has been negotiated amongst the primary insurance carriers and the Company that is expected to be finalized during the third quarter of 2006. The cost sharing formula in the definitive agreement is essentially the same as the one currently being used by the respective parties.

4

☐	Impact on Financial Statements

Given the inherent uncertainty in making future projections, the Company plans to have the projections of current and future asbestos claims periodically re-examined, and the Company will update them if needed based on the Company’s experience, changes in the underlying assumptions that formed the basis for NERA’s and Marsh’s models, and other relevant factors, such as changes in the tort system and the success in resolving claims against the Company. Based on the assumptions employed by and the report prepared by NERA and other variables, in the fourth quarter of 2004 the Company recorded a reserve for its estimated bodily injury liabilities for asbestos-related matters, including projected indemnity and legal costs, for the five-year period through 2009 in the undiscounted amount of $36.2 million. Likewise, based on the analysis prepared by Marsh, the Company recorded a receivable for its estimated insurance recovery of $36.0 million. This resulted in the Company recording a pre-tax charge to earnings of approximately $230,000 in 2004. At year-end 2005, NERA and Marsh were asked to update their respective analyses, which they did, and the Company adjusted its estimated liability and estimated insurance recovery to $37.9 million and $37.6 million, respectively, resulting in a cumulative pre-tax charge to earnings of approximately $300,000, of which approximately $70,000 was recognized in 2005. These amounts are currently reflected in the Company’s financial statements at July 2, 2006 as no material changes occurred during the quarter that would cause the Company to believe that an additional update to the analysis was required. The Company plans to have the analysis updated again at the end of 2006.

The amounts recorded by the Company for the asbestos-related liability and the related insurance receivables described above were based on currently known facts and a number of assumptions. However, projecting future events, such as the number of new claims to be filed each year, the average cost of disposing of such claims, coverage issues among insurers, and the continuing solvency of various insurance companies, as well as the numerous uncertainties surrounding asbestos litigation in the United States, could cause the actual liability and insurance recoveries for the Company to be higher or lower than those projected or recorded.

There can be no assurance that the Company’s accrued asbestos liabilities will approximate its actual asbestos-related settlement and defense costs, or that its accrued insurance recoveries will be realized. The Company believes that it is reasonably possible that it will incur additional charges for its asbestos liabilities and defense costs in the future, which could exceed existing reserves, but such excess amount cannot be estimated at this time. The Company will continue to vigorously defend itself and believes it has substantial unutilized insurance coverage to mitigate future costs related to this matter.

Other Environmental and Legal Matters

☐
In 2004, the Company became aware of a potential environmental matter at its facility in Korea involving possible soil contamination. The initial assessment on the site has been completed and has confirmed that there is contamination. The Company believes that such contamination is historical and occurred prior to its occupation of the facility. Also, the Company is in the process of relocating this operation from Korea to its manufacturing facility in Suzhou, China. Based on this information and the fact that the Company will be finished with the relocation in the second half of 2006, the Company believes it is under no current obligation to remediate the site and does not believe that it is probable that it will be responsible for any future remediation. The Company will continue to monitor this issue in the future.

5

☐
The Company is also aware of a potential environmental matter involving soil contamination at one of its European facilities. The Company is currently assessing this matter and believes that it is probable that a loss contingency exists relating to this site. In the first quarter of 2006, the Company increased its estimates of the potential remediation costs to a range of between $0.3 million and $1.0 million from its previous estimates of between $200,000 and $400,000. The Company increased its reserve in the first quarter of 2006 to approximate the low end of its updated range. In the second quarter of 2006, the Company decided to conduct a more thorough investigation of the site to determine the extent of the contamination and to develop a more accurate assessment of the potential costs associated with any remediation plan.

☐
In 2005, the Company began to market its manufacturing facility in South Windham, Connecticut to find potential interested buyers. This facility was formerly the location of the manufacturing operations of the Company’s elastomer component and float businesses prior to the relocation of these businesses to Suzhou, China in the fall of 2004. As part of its due diligence in preparing the site for sale, the Company determined that there were several environmental issues at the site and, although under no legal obligation to voluntarily remediate the site, the Company believes that remediation procedures will have to be performed in order to successfully sell the property. Therefore, the Company obtained an assessment, which determined that the potential remediation cost range would be approximately $0.4 million to $1.0 million. In accordance with SFAS 5, the Company determined that the potential remediation would most likely approximate the mid-point of this range and recorded a $0.7 million charge in the fourth quarter of 2005. The timing of any potential remediation action is largely dependent upon the progress the company makes in its efforts to sell this facility and no definitive timetable has currently been established.

☐
In the second quarter of 2006, a former customer of the Company’s polyolefin foam business filed suit against the Company for a multitude of alleged improprieties, including breach of contract. Although the Company has not been formally served in this lawsuit, the Company is currently in negotiations with this customer and intends to defend itself vigorously in this matter. As of the end of the second quarter of 2006, the Company believes that a loss in this matter is probable and estimates that the low end of the potential settlement range approximates $0.7 million, which has been accrued.

In addition to the above issues, the nature and scope of the Company's business bring it in regular contact with the general public and a variety of businesses and government agencies. Such activities inherently subject the Company to the possibility of litigation, including environmental and product liability matters that are defended and handled in the ordinary course of business. The Company has established accruals for matters for which management considers a loss to be probable and reasonably estimable. It is the opinion of management that facts known at the present time do not indicate that such litigation, after taking into account insurance coverage and the aforementioned accruals, will have a material adverse impact on the results of operations, financial position, or cash flows of the Company.

6

SCHEDULE 6.10

TAX STATUS
None

1

SCHEDULE 6.15

EMPLOYEE BENEFIT PLANS PROVIDING COVERAGE SUBSEQUENT TO TERMINATION

Benefits That Continue During Severance - Salaried
Medical Insurance:	Anthem Blue Cross and Blue Shield
PPO Network
Dental Insurance:	Delta Dental Plan of New Jersey
Option I (5715-01)
Option II (5715-02)
Flexible Spending Accounts:
Health Care Reimbursement
Dependent Care Reimbursement	Sentinel Benefits

Group Term Life Insurance:	Aetna

Benefits That Continue During Retirement - Salaried:
Medical Insurance: Early retirees keep the insurance plan listed above until age 70
Medical Part B Reimbursement:	For the small group of special 1990 retirees (only), payments are made on a monthly basis reimbursing them for their Medicare Part B entitlement.

Benefits That Continue During Retirement - Union:
Medical Insurance:	Early Union Retirees choose to continue the medical plan listed above until age 65. Normal contributions are made on a monthly basis.
Life Insurance:
$2,000 Policy	Aetna

1

SCHEDULE 6.15, continued

EMPLOYEE BENEFIT PLANS PROVIDING COVERAGE SUBSEQUENT TO TERMINATION

Benefits That Continue During A Lay-Off Period - Union

Laid-off employees that meet certain labor contract requirements can choose to continue their medical benefits for a specific period of time, by paying a reduced premium, as outlined in their specific labor contract.

Medical Insurance:	Anthem Blue Cross and Blue Shield
PPO Network

Dental Insurance:	Delta Dental Plan of New Jersey
Oak Plan
Group Term Life Insurance:	Aetna

2

SCHEDULE 6.17
ENVIRONMENTAL NONCOMPLIANCE
6.17(a) Violations - Material Adverse Effect - None

6.17(b) Superfund Site Involvement

Rogers Corporation is currently involved as a potentially responsible party (PRP) in four active cases involving waste disposal sites. In certain cases, these proceedings are at a stage where it is still not possible to estimate the ultimate cost of remediation, the timing and extent of remedial action that may be required by governmental authorities, and the amount of liability, if any, of Rogers Corporation alone or in relation to that of any other PRPs. However, the costs incurred since inception for these claims have been immaterial and have been primarily covered by insurance policies, for both legal and remediation costs. In one particular case, Rogers Corporation has been assessed a cost sharing percentage of 2.47% in relation to the range for estimated total cleanup costs of $17 to $24 million. Rogers Corporation has confirmed sufficient insurance coverage to fully cover this liability and has recorded a liability and related insurance receivable of approximately $0.5 million, which approximates its share of the low end of the range.

In all its superfund cases, Rogers Corporation believes it is a de minimis participant and has only been allocated an insignificant percentage of the total PRP cost sharing responsibility. Based on facts presently known to it, Rogers Corporation believes that the potential for the final results of these cases having a material adverse effect on its results of operations, financial position or cash flows is remote. These cases have been ongoing for many years and Rogers Corporation believes that they will continue on for the indefinite future. No time frame for completion can be estimated at the present time.

The active cases are as follows:

Case 1 sites and date of first notice:
Chem Dyne Disposal Corporation, 3/82; Yaworski Lagoon, 3/83; Cannons Engineering Corporation, 4/86; and Hassayampa Landfill, 4/87

Case 2 sites and date of first notice:
Chathem Brothers Barrell Yard, 1/91

Case 3 sites and date of first notice:
Solvent Recovery Services, 1/92; Old Southington Landfill, 1/94; and Angelillo Property 3/2000

Case 4 sites and date of first notice:
Omega Chemical Site, 9/94; and Casmalia Disposal Site 10/98

1

SCHEDULE 6.17, continued
ENVIRONMENTAL MATTERS

6.17(c) Rogers Historic Site Activity - Voluntary Compliance

Description of Item	Location	Remarks

PCB Soil Contamination	Woodstock, Connecticut
The use of polychlorinated biphenyl (PCB) prior to 1972 resulted in soil contamination, which was discovered in 1994. The EPA, became involved when Borrower voluntarily notified that agency of the situation. Clean up and remediation was completed in 2000. The EPA filed a complaint and assessed a $281,400 penalty. Borrower is vigorously disputing this penalty and, although the EPA’s Environmental Appeals Board has sided with the EPA, Borrower expects to file an appeal with the Federal Appeals Court. A reserve was established for the penalty by the Borrower.

Groundwater Contamination	South Windham, Connecticut
Area groundwater contamination was discovered and allegations made that Borrower’s plant was the source. The results of Borrower’s investigation indicated that there was some minor localized soil contamination but that the groundwater contamination came from an old, abandoned off-site town dump. The soil contamination was properly removed and disposed of off-site in 1980 and 1981.

Removal of Latex Drying Pits	Woodstock, Connecticut
In 1979 and 1980 the dried latex was removed from the drying pits, and properly disposed of off-site. The confirmation soil testing was accomplished and the lagoons were filled in. The DEP was notified of this.

Study of Local Landfill	Woodstock, Connecticut
In the mid-1980’s consultants were hired to investigate the possible contamination of groundwater from Borrower wastes at the Woodstock, Connecticut landfill. Study confirmed that groundwater contamination existed, but nothing indicated that Borrower’s wastes contributed anything above what would be expected from general municipal landfilling and there were no environmental violations or fines. The report was submitted to the Town of Woodstock, Connecticut and the DEP; the matter is closed.

2

SCHEDULE 6.17, continued
ENVIRONMENTAL MATTERS

6.17(c) Rogers Historic Site Activity - Voluntary Compliance

Description of Item	Location	Remarks
Fuel Oil Spill	Woodstock, Connecticut	In 1992 an oil tank overflowed when being filled. The spill was cleaned up in accordance with applicable Environmental Laws and the DEP was notified.

Removal of Lagoons	Rogers, Connecticut	In 1979 and 1980, two lagoons were cleaned and filled in. Although the project is closed, future soil testing may be required by the DEP.

Overflow Tank	Rogers, Connecticut	In 1990, an abandoned concrete overflow tank used with pre-1975 plating operations was cleaned and removed in accordance with applicable Environmental Laws and properly disposed of off-site. The DEP was notified.

Oil Spills (2)	South Windham, Connecticut	In 1992 an oil tank overflowed during filling in one instance and in another a leaking oil tank was discovered. The DEP was notified in both cases and the tank was cleaned and replaced in accordance with applicable environmental laws and properly disposed of off-site.

Phenol Spill	Manchester, Connecticut	In 1969 and 1970 a phenol bulk tank leaked and spilled onto floor and parking lot. The spill was cleaned up and the bulk tank system was decontaminated and removed in accordance with applicable environmental laws and the tank system and contaminated materials were properly disposed of.

4

SCHEDULE 6.17, continued
ENVIRONMENTAL MATTERS

6.17(c) Rogers Historic Site Activity - Voluntary Compliance

Description of Item	Location	Remarks

Oil Spill	Manchester, Connecticut	In 1986 fuel oil overflowed from the tank during filling. The DEP was notified and the spill was remedied in accordance with applicable environmental laws.

Solvent Contamination of Soil	Chandler, Arizona	In 1994 local testing discovered several areas of low-level soil contamination, from Borrower’s prior operations at a plant that is now leased to a third party. Contamination levels do not require agency notification or immediate remediation.

Connecticut Voluntary Remediation Action	Rogers, South Windham and Woodstock, Connecticut	Currently, the Rogers, South Windham and Woodstock, Connecticut plants have RCRA interim Part A permitted hazardous waste storage areas. As part of a required closure plan, Connecticut requires that voluntary soil and groundwater evaluations be done and initial reports of results have been submitted to the DEP. These facilities were properly closed pursuant to the requirements of RCRA prior to 1994.

4

SCHEDULE 6.17, continued
ENVIRONMENTAL MATTERS

6.17(c) Summary of Environmental Agency Notices Since 1995

Rogers Locations	Description of Notice	Date Notice Received	Date Resolved	Remarks

Chandler, Arizona	Complaint Arizona Department of Environmental Quality (ADEQ)	1/9/95	2/24/95
Even though Part B storage area had been decommissioned for over a year and a closure notice had been sent to the EPA, the ADEQ was not notified by the EPA. The ADEQ filed a complaint for not submitting previously required inspection reports. The situation was clarified and the complaint was dropped.

Rogers, Connecticut	Notice of Violation (DEP)	5/8/95	6/13/95	Non-contact cooling water was discharged into sewer and was not clearly indicated on the permit conditions. This was corrected and no penalty was incurred.

Chandler, Arizona	Notice of Deficiency (Maricopa County, Arizona)	12/8/95	2/28/96	Documentation on air emission correction made. The process was corrected and no penalty was incurred.

Manchester, Connecticut	Notice of Violation (DEP)	2/22/96	6/17/96	The Notice of Violation alleged that Borrower failed to submit a compliance plan for air emissions by 5/1/94. Borrower was not required to submit plan and the Notice of Violation was rescinded.

Rogers, Connecticut	Notice of Violation (DEP)	4/4/96	5/2/96
A Notice of Violation was issued because the DEP did not have a discharge permit renewal application in their files. Borrower proved that the application was submitted and received on a timely basis. The Notice of Violation was dropped.

6

SCHEDULE 6.17, continued
ENVIRONMENTAL MATTERS

6.17(c) Summary of Environmental Agency Notices Since 1995

Rogers Locations	Description of Notice	Date Notice Received	Date Resolved	Remarks

Woodstock, Connecticut	Notice of Violation (DEP)	5/30/97	6/97
A Notice of Violation was issued alleging that 1996 monitoring results were not submitted to the DEP. Certified mail receipts proved that reports had been sent and the DEP received them. The matter was dropped.

South Windham, Connecticut	Notice of Violation (DEP)	11/24/97	12/23/97	Stormwater plan was not updated to reflect personnel changes and changes in run-off location. The process was corrected and no penalty was incurred.

Chandler, Arizona	Notice of Deficiency (Maricopa) County, Arizona)	7/28/98	8/13/98	Inconsistency in the operations log of chemical usage was corrected and no penalty was incurred.

Manchester, Connecticut	Notice of Violation (DEP)	8/28/98	10/22/98	Stormwater plan wasn’t updated to reflect personnel changes. The process was corrected and no penalty was incurred.

Chandler, Arizona	Notice of Violation (ADEQ)	8/26/98	11/5/98	Hazardous waste container had improperly affixed labels, the contingency plan was not updated and training records were incomplete. These items were corrected and no penalty was incurred.

Manchester, Connecticut	Notice of Violation (DEP)	9/23/98	1/5/99	Emergency Response Plan did not reflect recent changes in personnel, job titles, training requirements and inspection protocols. These items were corrected and no penalty was incurred.

Woodstock, Connecticut	Notice of Violation (DEP)	12/7/98	12/18/98	There was improper labeling of hazardous waste containers in the satellite accumulation area. The process was corrected and no penalty was incurred.

7

SCHEDULE 6.17, continued
ENVIRONMENTAL MATTERS

6.17(c) Summary of Environmental Agency Notices Since 1995

Rogers Locations	Description of Notice	Date Notice Received	Date Resolved	Remarks

Manchester, Connecticut	Notice of Violation (DEP)	12/7/98	1/5/99	Violation due to overflow/spill of particulates from baghouse collectors. The process was corrected and no penalty was incurred.

Rogers, Connecticut	Notice of Violation (DEP)	12/7/98	1/15/99	Satellite hazardous waste containers were not properly sealed and several containers lacked date information. The process was corrected and no penalty was incurred.

South Windham, Connecticut	Notice of Violation (DEP)	2/8/99	3/5/99	A Notice of Violation was issued regarding discharge of wash water to leaching field. The issue was resolved and no penalty was incurred.

Rogers, Connecticut	Notice of Violation (DEP)	5/98	10/9/98	A Notice of Violation was issued because the Site Pollution Prevention Plan was not certified by a licensed professional engineer. This was corrected and no penalty was incurred.

Rogers, Connecticut	Notice of Violation (DEP)	6/15/99	7/14/99
A Notice of Violation was issued alleging that an improper analytical method was used by outside testing lab and that the discharges exceeded pH limitations. The lab was using the correct test method but recorded the wrong reference number. The pH issues were due to faulty pH equipment and not to nature of effluent. The equipment was replaced. No penalty was incurred.

8

SCHEDULE 6.17, continued
ENVIRONMENTAL MATTERS

6.17(c) Summary of Environmental Agency Notices Since 1995

Rogers Locations	Description of Notice	Date Notice Received	Date Resolved	Remarks

Manchester, Connecticut	Notice of Violation (DEP)	10/4/99	10/29/99	A Notice of Violation was issued to force installation of an in-line flow meter on discharges of non-contact cooling water to sewer. In-line flow meters were installed and no penalty was incurred.

Chandler, Arizona	Notice of Violation (Maricopa County, Arizona)	7/24/00	8/1/00	Maricopa County required additional information on chemical usage and throughput to the plant’s thermal oxidizer. This was supplied and no penalty was incurred.

Chandler, Arizona	Voluntary Submission of Possible TSCA Violation	11/3/00	11/25/00
Discovery that one constituent of a product imported from Japan was not on public TSCA listing prompted a notice to the EPA of a probable violation with imports over past several years. It was determined that the item was listed on a confidential listing. Borrower has resumed importation of the material with EPA's agreement.

Notices of violations subsequent to 12/8/2000, none of which are material, to be provided.

NOTE:	The disclosure of information on any part of this Schedule 6.17 is deemed to be disclosure of such information on all other relevant portions of this schedule.

9

SCHEDULE 6.18

SUBSIDIARIES OF BORROWERS

Subsidiary Name	Place of Incorporation
KF, Inc.	South Korea
Rogers (China) Investment Co., Ltd	Peoples Republic of China
Rogers Circuit Materials, Incorporated	Delaware
Rogers GmbH	Germany
Rogers Induflex, N.V.	Belgium
Rogers Japan, Inc.	Delaware
Rogers KF, Inc.	Delaware
Rogers Korea, Inc.	Delaware
Rogers L-K Corp.	Delaware
Rogers N.V.	Belgium
Rogers S.A.	France
Rogers (Shanghai) International Trading Co., Ltd.	Peoples Republic of China
Rogers Southeast Asia, Inc.	Delaware
Rogers Specialty Materials Corporation	Delaware
Rogers Taiwan, Inc.	Delaware
Rogers Technologies (Barbados) SRL	Barbados
Rogers Technologies Singapore, Inc.	Delaware
Rogers Technologies (Suzhou) Company Ltd.	Peoples Republic of China
Rogers (UK) Ltd.	England
TL Properties, Inc.	Arizona
World Properties, Inc.	Illinois

Joint Venture Corporations (all 50% owned by vote)	Place of Incorporation
Rogers Chang Chun Technology Co., Ltd.	Taiwan
Rogers Inoac Corporation	Japan
Rogers Inoac Suzhou Corporation	Peoples Republic of China
Polyimide Laminate Systems, LLC	Delaware

1

SCHEDULE 8.1(d)

INDEBTEDNESS OF ROGERS US AND DOMESTIC SUBSIDIARIES

None

SCHEDULE 8.1(e)

INDEBDTEDNESS OF FOREIGN SUBSIDIARIES

Rogers Technologies (Barbados) SRL - $30,375,000 Note Payable to Rogers Corporation

SCHEDULE 8.2

CURRENTLY OUTSTANDING LIENS

Holder	Asset
Bayer Polymers LLC	consigned polyol inventory
100 Bayer Road
Pittsburgh PA 15205-9741

Facilitec, Inc.	furniture

SCHEDULE 8.3

INVESTMENTS PERMITTED BY VIRTUE OF DISCLOURE

Investments by Rogers Corporation

Investment In:	Investment Value (US$):
Rogers Inoac Corporation Technology Co. Ltd.	341,417
Rogers Chang Chun	42,419
Rogers Inoac Suzhou Co. Ltd	0
Rogers L-K Corp.	2,437,192
TL Properties, Inc.	1,000
World Properties, Inc	103,494
Rogers Specialty Materials Corporation	1,000
Polyimide Laminate Sys	39,979
Rogers Technologies (Barbados) SRL	2,468,389
Rogers NV	480,493
Rogers Induflex NV	5,183,474
Rogers Japan Inc.	1,000,100
Rogers Southeast Asia	100
Rogers Taiwan Inc.	100
Rogers Korea Inc	1,000
Rogers Tech Singapore	1,000
Rogers Circuit Materials	1,000
Rogers China	1,000
Rogers Technologies Suzhou Company, Ltd	8,064
Rogers KF	10
Note Receivable from Rogers Technologies (Barbados) SRL	30,375,000

Investments by Rogers Technologies (Barbados) SRL

Investment In:	Investment Value (US$):
Rogers Technologies (China) Inc., Ltd	32,200,000

Investments by Rogers Technologies (China) Inc., Ltd

Investment In:	Investment Value (US$):
Rogers Technologies (Suzhou) Inc., Ltd	29,000,000
Rogers Technologies (Shanghai) Inc., Ltd	200,000

1